Exhibit 10.1

NON-DEBTOR AFFILIATE SETTLEMENT AGREEMENT

THIS NON-DEBTOR AFFILIATE SETTLEMENT AGREEMENT (this “Agreement”) is made as of February 21, 2006 by and among McDermott International, Inc., a Panamanian corporation (“MII”), McDermott Incorporated, a Delaware corporation and a direct, wholly owned subsidiary of MII (“MI”), Babcock & Wilcox Investment Company, a Delaware corporation and a direct, wholly owned subsidiary of MI (“BWICO”), The Babcock & Wilcox Company, a Delaware corporation and a direct, wholly owned subsidiary of BWICO (“B&W”), Diamond Power International, Inc., a Delaware corporation and a direct, wholly owned subsidiary of B&W (“DPII”), Americon, Inc., a Delaware corporation and a direct, wholly owned subsidiary of B&W (“Americon”), Babcock & Wilcox Construction Co., Inc., a Delaware corporation and a direct, wholly owned subsidiary of Americon (“BWCCI” and, collectively with B&W, DPII and Americon, the “Chapter 11 Debtors”), the Asbestos Claimants Committee in the Chapter 11 Proceedings defined below (the “ACC”), the Legal Representative for Future Asbestos-Related Claimants in the Chapter 11 Proceedings (the “FCR”), and the Asbestos PI Trust (as defined in the Plan of Reorganization referred to herein).

PRELIMINARY STATEMENT

On February 22, 2000, the Chapter 11 Debtors commenced jointly administered reorganization cases under Chapter 11 of the U.S. Bankruptcy Code (collectively, the “Chapter 11 Proceedings”) in the United States Bankruptcy Court for the Eastern District of Louisiana (the “Bankruptcy Court”).

In an adversary proceeding commenced on April 30, 2001 in connection with the Chapter 11 Proceedings (Adversary Proceeding Number 01-1155), the ACC and the FCR challenged the 1998 transfers by B&W to BWICO of, among other things, the capital stock of Hudson Products Corporation, Babcock & Wilcox Tracy Power, Inc., BWX Technologies, Inc. and McDermott Technology, Inc. and the concurrent cancellation by B&W of a $313 million intercompany note receivable (collectively, the “1998 Transfers”) and have appealed the decision of the Bankruptcy Court in that adversary proceeding pursuant to an appeal filed with the United States District Court for the Eastern District of Louisiana (the “District Court”).

B&W, on the one hand, and the ACC and the FCR, on the other hand, have heretofore filed competing plans of reorganization in the Chapter 11 Proceedings.

MII, MI, BWICO, the Chapter 11 Debtors, the ACC and the FCR have agreed to a settlement of (1) the outstanding disputes among them concerning the contents of the plan of reorganization to be consummated in connection with the Chapter 11 Proceedings, as reflected in a plan of reorganization the parties have negotiated and submitted to the Bankruptcy Court, and (2) various other issues, as reflected in the Plan of Reorganization (as hereinafter defined) and this Agreement.

As part of the settlement, MII, MI, BWICO and the Chapter 11 Debtors have agreed to, among other things, cause a trust to be established for the benefit of asbestos personal injury claimants, and the ACC and the FCR have agreed to, among other things, file a motion with the District Court to dismiss, with prejudice, their appeal of the Bankruptcy Court’s decision with respect to the 1998 Transfers, effective as of the Effective Date (as hereinafter defined).

The respective Boards of Directors of MII, MI, BWICO and the Chapter 11 Debtors have concluded it is in the best interest of their respective corporations, and the ACC and the FCR have concluded it is in the best interest of their respective constituencies, to enter into this Agreement and to effect the settlement reflected in the Plan of Reorganization and this Agreement.

ARTICLE I

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1 Defined Terms. The following terms this Agreement uses have the meanings this Section 1.1 assigns to them.

“ACC” has the meaning the Preliminary Statement specifies.

“Affiliate” means, as to any specified Entity, (i) any other Entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Entity and (ii) any Entity that is an “affiliate” (within the meaning of Section 101(2) of the U.S. Bankruptcy Code) of the specified Entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an Entity (whether through ownership of Capital Stock of that Entity, by contract or otherwise).

“Agreement” has the meaning the Preamble specifies.

“Amended and Restated Indemnification and Reimbursement Agreements” means, collectively, (i) the Amended and Restated Indemnification and Reimbursement Agreements, each dated as of February 21, 2000, between each of MII, MI and BWICO, on the one hand, and the Chapter 11 Debtors, on the other hand, and (ii) the related Amended and Restated Guaranty Agreements, each dated as of February 21, 2000, between each of MII, MI and BWICO, on the one hand, and Babcock & Wilcox Canada Ltd., a Canadian corporation and a direct, wholly owned subsidiary of B&W, on the other hand.

“Americon” has the meaning the Preamble specifies.

“Asbestos Insurance Rights Assignment Agreement” has the meaning the Plan of Reorganization specifies.

“Asbestos PI Channeling Injunction” has the meaning the Plan of Reorganization specifies.

“Asbestos PI Trust” has the meaning the Plan of Reorganization specifies.

“Asbestos Protected Parties” has the meaning the Plan of Reorganization specifies.

“Asbestos Resolution Legislation” means the U.S. federal legislation currently designated as Senate Bill 852 (also referred to as the “Fairness in Asbestos Injury Resolution Act” or the “FAIR Act”) or any other U.S. federal legislation designed, in whole or in part, to resolve asbestos-related personal injury claims through the implementation of a national trust.

“B&W” has the meaning the Preamble specifies.

“B&W Entities” means B&W and its Subsidiaries.

“B&W Note” shall mean a five-year promissory note issued and payable by B&W in the original principal amount of $250 million, payable (subject to the satisfaction of the Payment Obligations Condition Precedent, which shall be applicable to all payments other than the payment of $25 million of the principal amount thereof, as more specifically provided in Section 2.1(b) and in the form of the B&W Note attached as Exhibit A hereto) to the Asbestos PI Trust and guaranteed by MII and BWICO, with the guarantee obligations secured by a security interest in all of the issued and outstanding shares of Capital Stock of B&W held by BWICO as of the Effective Date, in substantially the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as applicable to the Chapter 11 proceedings.

“Bankruptcy Court” has the meaning the Preliminary Statement specifies.

“BWCCI” has the meaning the Preamble specifies.

“BWICO” has the meaning the Preamble specifies.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash” means cash and cash equivalents.

“Chapter 11 Debtors” has the meaning the Preamble specifies.

“Claims” means any past, present or future liability, obligation, claim, demand or cause of action whatsoever, whether such liability, obligation, claim, demand or cause of action is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, and whether in the nature of or sounding in tort, or under contract, warranty or any other theory of law, equity or admiralty.

“Collateral Agent” means the collateral agent named in the Pledge Agreement.

“Contingent Payment Right” has the meaning Section 2.1(a) specifies.

“Creole 1979 Year Policy” means the insurance policy issued by Creole Insurance Company, Ltd., a Subsidiary of MII, for the policy coverage period from April 1, 1979 to April 1, 1980 (policy no. 22,007).

“Damage” to any specified person or other Entity means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and costs of litigation) to, any fine of or penalty on or any liability (including loss of earnings or profits) of any other nature of that person or other Entity.

“D&O Insurers” means the respective past, present and future insurers that issued directors and officers liability policies to any of the MII Indemnified Parties, but, in the case of each such insurer, only in its capacity as an issuer of any such directors and officers liability policies.

“Debtor-Related Contingent Liability Arrangements” means (a) the letters of credit, surety bonds and performance, payment, advance payment or retention bonds described on Schedule 1.1(a) and (b) all of the guaranty arrangements with respect to obligations of any of the B&W Entities and as to which any of the MII Entities has any direct or contingent obligation as of the Effective Date, including those letters of credit, surety bonds, performance bonds, payment bonds, nonpayment bonds, retention bonds and guaranty arrangements described on Schedule 1.1(a).

“District Court” has the meaning the Preliminary Statement specifies.

“DPII” has the meaning the Preamble specifies.

“Effective Date” has the meaning the Plan of Reorganization specifies.

“Entity” means any individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, trust, unincorporated organization, Governmental Authority or other entity.

“Excluded Former Subsidiaries” means Hudson Products Corporation, a Texas corporation, BWX Technologies, Inc., a Delaware corporation, and McDermott Technology, Inc., a Delaware corporation, but excludes any predecessor business operations of any of those corporations.

“FCR” has the meaning the Preliminary Statement specifies.

“Final Order” means an order as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing by the Entity possessing such right, or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

“Governmental Authority” means any federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government.

“McDermott Cash” means an amount of Cash equal to $350 million, to be delivered to the Asbestos PI Trust on the Effective Date as part of the McDermott Consideration under the Plan.

“MI” has the meaning the Preamble specifies.

“MII” has the meaning the Preamble specifies.

“MII Board” means the board of directors of MII.

“MII Common Stock” means the common stock, par value $1.00 per share, of MII.

“MII Entities” means MII, MI and BWICO.

“MII Indemnified Parties” means: (i) MII; (ii) all Entities that Schedule 1.1(b) identifies as Affiliates of MII; (iii) all natural persons who are past or present Affiliates of MII or any of its Subsidiaries; (iv) all future Affiliates of MII or any of its Subsidiaries; (v) Hudson Products Corporation, a Delaware corporation, and all of its present Subsidiaries; (vi) all the respective Representatives of the persons or other Entities described in clauses (i) through (v) of this definition; (vii) all the respective past, present and future Representatives of the B&W Entities; and (viii) all the respective successors (by operation of law or otherwise) of the Entities described in clauses (i) through (vii) of this definition.

“MII Special Meeting of Stockholders” means a meeting of the holders of the outstanding MII Common Stock duly called and convened, pursuant to resolutions of the Board of Directors of MII, for the purpose of voting on the approval of this Agreement and the settlement contemplated by this Agreement. “1998 Transfers” has the meaning the Preliminary Statement specifies.

“Payment Obligations Condition Precedent” has the meaning Section 2.1(b) specifies.

“Plan of Reorganization” means the Joint Plan of Reorganization as of September 28, 2005, as amended through January 17, 2006, with such amendments, supplements or other modifications thereto as have been or shall hereafter be approved by the parties hereto through the date on which a confirmation order of the District Court with respect to such plan of reorganization (as so amended, supplemented or modified) becomes a Final Order.

“Pledge Agreement” means a pledge and security agreement to which BWICO and the Asbestos PI Trust shall become parties on the Effective Date, pursuant to which BWICO will pledge all of the issued and outstanding Capital Stock of the reorganized B&W as of the Effective Date to secure the guarantee obligations of BWICO and MII relating to the B&W Note, in substantially the form of Exhibit B hereto.

“Released Claims” has the meaning Section 3.1 specifies.

“Representatives” means, with respect to any Entity, the directors, officers, employees, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Entity, or any other representatives of that Entity or of any of those directors, officers, employees, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

“Subject Asbestos Insurance Policies” has the meaning the Plan of Reorganization specifies.

“Subsidiary” of any specified Entity at any time means any Entity a majority of the Capital Stock of which the specified Entity owns or controls at that time, directly or indirectly through another Subsidiary of the specified Entity.

“Support Services Agreement” means the existing Support Services Agreement dated as of January 1, 2000, the parties to which include the Chapter 11 Debtors and MI.

“Tax Allocation Agreement” means the existing Tax Allocation Agreement dated as of January 1, 2000, the parties to which include B&W and MI.

“U.S.” means the United States of America.

Section 1.2 Other Defined Terms. Words and terms this Agreement uses which other Sections of this Agreement define (whether specifically or by reference to the Plan of Reorganization or any law or regulation) are used in this Agreement as those other Sections define them.

Section 1.3 Other Definitional Provisions.

(a) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Preamble,” “Preliminary Statement,” “Schedule” and “Exhibit” refer to Articles and Sections of, the preamble and Preliminary Statement in, and Schedules and Exhibits to, this Agreement unless otherwise specified.

(b) In this Agreement, whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(c) As used herein, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

(d) As used herein, the term “business day” means any day other than a Saturday, Sunday or U.S. federal holiday.

(e) Unless the context otherwise requires, any reference in this Agreement to B&W or the Chapter 11 Debtors shall also mean reorganized B&W or the reorganized Chapter 11 Debtors (in each case after giving effect to the consummation of the Plan of Reorganization), respectively.

(f) All references herein to “$” or “dollars” are to U.S. dollars.

(g) The language this Agreement uses will be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

Section 1.4 Captions. This Agreement includes captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II

CONTRIBUTIONS TO THE ASBESTOS PI TRUST AND RELATED MATTERS

Section 2.1 Contribution of McDermott Consideration.

(a) In consideration of the provision of the Asbestos PI Channeling Injunction and the releases and indemnification protection to be provided pursuant to the Plan of Reorganization and this Agreement, the applicable MII Indemnified Party or B&W Entity will, subject to the satisfaction (or waiver by the appropriate party or parties) of the conditions set forth in Article VI, take the following actions:

(i) on the Effective Date, MII will cause one or more of its Subsidiaries to transfer the McDermott Cash to the Asbestos PI Trust;

(ii) effective as of the Effective Date, B&W will issue and deliver the B&W Note to the Asbestos PI Trust;

(iii) effective as of the Effective Date, MII and BWICO will provide guaranties with respect to the B&W Note (in each case in substantially the form set forth in the form of B&W Note attached as Exhibit A hereto);

(iv) effective as of the Effective Date, BWICO will execute and deliver appropriate documentation in favor of the Collateral Agent reasonably necessary to grant to the Collateral Agent a security interest under Article 9 of the Uniform Commercial Code covering all of the outstanding and issued shares of Capital Stock of B&W outstanding as of the Effective Date for the purpose of securing the guaranty obligations under the B&W Note;

(v) effective as of the Effective Date, MII will, and will cause all of its Subsidiaries that are listed in the Asbestos Insurance Rights Assignment Agreement as parties thereto, to execute and deliver to the Asbestos PI Trust the Asbestos Insurance Rights Assignment Agreement; and

(vi) subject to the satisfaction of the Payment Obligations Condition Precedent (as provided in Section 2.1(b)) and the other provisions set forth in Section 2.1(b), on or before May 29, 2007, MI will, or will cause one or more of its Subsidiaries to, pay the Asbestos PI Trust an amount equal to $355 million plus interest thereon at the rate of 7% per annum from (and including) December 1, 2006 to (but excluding) the date of payment (the Asbestos PI Trust’s contingent right to receive such payment is referred to herein as the “Contingent Payment Right”).

(b) The Contingent Payment Right will vest and amounts under the B&W Note in excess of $25 million will be payable only upon satisfaction of the condition precedent that Asbestos Resolution Legislation shall not have been enacted and become law on or before November 30, 2006 (the “Payment Obligations Condition Precedent”); provided, however, that

(i) if Asbestos Resolution Legislation is enacted and becomes law on or before November 30, 2006 and is not subject to a legal proceeding as of January 31, 2007 which challenges the constitutionality of such Asbestos Resolution Legislation (any such proceeding being a “Challenge Proceeding”), the Payment Obligations Condition Precedent shall be deemed not to have been satisfied (and no amounts shall be payable with respect to the Contingent Payment Right (which shall be deemed to be extinguished in its entirety) and no amounts in excess of $25 million shall be payable under the B&W Note); and

(ii) if Asbestos Resolution Legislation is enacted and becomes law on or before November 30, 2006, but is subject to a Challenge Proceeding as of January 31, 2007, the Payment Obligations Condition Precedent shall be deemed not to have been satisfied and any rights with respect to the Contingent Payment Right and payments under the B&W Note (other than a payment of principal in the amount of $25,000,000 to be made on December 1, 2007) shall be suspended until either:

(A)	there has been a final, non-appealable judicial decision with respect to such Challenge Proceeding to the effect that the

Asbestos Resolution Legislation is unconstitutional as generally applied to debtors in Chapter 11 proceedings whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to B&W as of September 1, 2005 (in a Chapter 11 proceeding with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the Asbestos Resolution Legislation, in which event the Payment Obligations Condition Precedent shall be deemed to have been satisfied on the first day following the later of (1) the date of such judicial decision and (2) the expiration of the last of any applicable periods of appeal from such judicial decision (and the Contingent Payment Right will then vest (and the payment with respect thereto will thereafter become payable in full on the later of (x) the date which is 30 days after the date of such vesting and (y) May 31, 2007) and the B&W Note will then become fully payable pursuant to its terms (as more fully provided in the form of B&W Note attached hereto as Exhibit A), in each case subject to the provisions of Section 7.2); or

(B)	there has been a final nonappealable judicial decision with respect to such Challenge Proceeding which resolves the Challenge Proceeding in a manner other than as contemplated by the immediately preceding clause (A), in which event, the Payment Obligations Condition Precedent shall be irrevocably deemed not to have been satisfied (and no amounts shall be payable with respect to the Contingent Payment Right (which shall be deemed to be extinguished in its entirety), no amounts in excess of $25 million shall be payable under the B&W Note, the guaranties provided in the B&W Note shall terminate, the Pledge Agreement shall terminate and the collateral provided pursuant to the Pledge Agreement shall be released and returned to BWICO free and clear of any security interest as promptly as practicable).

Section 2.2 Cooperation With Respect to Insurance Litigation and Settlement Activity. To the extent permitted by applicable law and not inconsistent with the provisions of the Plan of Reorganization, MII will, after the Effective Date, provide the Asbestos PI Trust with such reasonable cooperation as the Asbestos PI Trust may reasonably request in connection with the ongoing insurance litigation and/or settlement activity with respect to the Subject Asbestos Insurance Policies; provided, however, that the Asbestos PI Trust shall reimburse MII for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in connection with providing such cooperation, promptly (and, in any event, within 20 days) following MII’s request for reimbursement therefor.

ARTICLE III

GENERAL RELEASE AND INDEMNIFICATION

Section 3.1 General Release. Effective as of the Effective Date, each of the Reorganized Debtors (as that term is defined in the Plan of Reorganization) and the respective estates of the Chapter 11 Debtors hereby release, to the fullest extent permitted by applicable law, each of the MII Indemnified Parties from any and all Claims and/or Damages arising out of, resulting from or attributable to, directly or indirectly, (a) the business or operations of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated, as reflected in Schedule 3.1(a)), (b) the ownership of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated), (c) any contract, agreement, arrangement or understanding between one or more of the MII Indemnified Parties, on the one hand, and any one or more of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated), on the other hand, in effect prior to the Effective Date (other than this Agreement, the Tax Allocation Agreement and the Support Services Agreement), (d) any affiliation or relationship with any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated) prior to the Effective Date (other than as parties to this Agreement, the Tax Allocation Agreement and the Support Services Agreement) and/or (e) any legal or equitable claims or causes of action of any kind by any of the B&W Entities relating to any period prior to the Effective Date, including, in the case of each of clauses (a) through (e), any Claims based on conduct that constituted or may have constituted ordinary or gross negligence or reckless, willful or wanton misconduct of any of the Asbestos Protected Parties or any conduct for which any of the Asbestos Protected Parties may be deemed to have strict liability under any applicable law (collectively, the “Released Claims”), including:

(i) any and all Claims arising out of, resulting from or attributable to, directly or indirectly, exposure to products, equipment or materials completed, products, equipment or materials in the process of construction, or products, equipment or materials engineered, designed, marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, distributed or used at any time by (A) any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated), (B) any predecessor of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries, or (C) any other Entity for whose products or operations any of the Entities referred to in the immediately preceding clauses (A) and (B) allegedly has liability or is otherwise liable, including any and all Claims that may also constitute Asbestos PI Trust Claims, Asbestos PD Claims and Workers’ Compensation Claims (as those terms are defined in the Plan of Reorganization), and including any such Claim (1) for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and punitive damages, (2) for reimbursement, indemnification, subrogation and contribution or (3) under any settlement entered into by or on behalf of any of the Entities referred to in the immediately preceding clauses (A), (B) and (C) prior to the commencement of the Chapter 11 Proceedings; provided, however, that the Released Claims exclude Claims of the kind described above in this clause (i) against any of the MII Indemnified Parties in respect of any premises liability of any of the MII Indemnified Parties that is not derived in any way from or based upon or resulting from any affiliation with any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated);

(ii) any and all Claims arising out of, resulting from or attributable to, directly or indirectly, the 1998 Transfers, including any and all Claims which were or could have been asserted against any of the MII Indemnified Parties in the action captioned Asbestos Claimants’ Committee and Eric D. Green, Esq., Legal Representative for Future Asbestos Claimants on behalf of the Bankruptcy Estate of the Babcock & Wilcox Company v. Babcock & Wilcox Investment Company, et al., Adversary Proceeding No. 01-1155 filed in the Bankruptcy Court;

(iii) any and all Claims (A) that (1) may be asserted by or through any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries or (2) may arise out of or result from, or may be attributable to, any act or omission on the part of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries and (B) that may arise out of or result from, or may be attributable to, insurance or the placement of insurance coverage under which any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries is or was insured, including all Claims for contribution, indemnity, retrospective premiums, insurance coverages owed and reinsurance coverages owed, and all other Claims arising from or relating to such insurance coverages, whether based on statute, regulation or common law, and whether sounding in contract or tort, including any extra-contractual claims relating to the handling, adjustment or resolution of any coverage claims and including any and all Claims (including for contribution or indemnity) brought by any Entity in, pursuant to or in connection with any Insurer Misconduct Action (as defined in the Plan of Reorganization);

(iv) any and all Claims (in addition to those described in Sections 3.1(i) through (iv)) that may be asserted by or through any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries against any of the MII Indemnified Parties (including Claims arising under Section 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code or similar Claims arising under state or any other law) which are in the nature of fraudulent transfer, successor liability, veil piercing or alter ego-type claims, as a consequence of transactions, events or circumstances involving or affecting any of the B&W Entities (or any of their respective predecessors) or any of their respective businesses or operations that occurred or existed prior to the Effective Date; and

(v) any and all Claims (in addition to those described in Sections 3.1(i) through (v)) arising out of, resulting from or attributable to, directly or indirectly, any and all other intercompany dealings between MII and/or its past and present Affiliates (other than the B&W Entities), on the one hand, and any of the Chapter 11 Debtors and/or any of their respective past or present Subsidiaries, on the other hand, prior to the Effective Date;

provided, however, that the “Released Claims” shall not include: (A) any Claim referred to in clause (ii) of the first sentence of Section 5.1 and (B) any Claim referred to in clause (ii) of the second sentence of Section 5.2. The releases provided pursuant to this Section 3.1 shall also extend to each of the D&O Insurers, in each case to the extent, and only to the extent, that such insurer may have liability in respect of a Released Claim that is derivative of any liability of any of the MII Indemnified Parties with respect to such Released Claim (before giving effect to the release to be provided pursuant to this Section 3.1), and only with respect to such insurer’s obligations under directors and officers liability policies. The Plan of Reorganization shall provide that the releases provided for in this Section 3.1 and the indemnification provisions set forth in Section 3.2 shall be binding on the Reorganized Debtors and the Asbestos PI Trust with the same force and effect as if the Reorganized Debtors and the Asbestos PI Trust were included in the list of parties granting the releases in this Section 3.1. Nothing in this Section 3.1 shall be deemed to limit or modify the releases provided or to be provided pursuant to Sections 5.1 and 5.2.

Section 3.2 Indemnification.

(a) From and after the Effective Date, the Asbestos PI Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each of the MII Indemnified Parties and the B&W Entities from and against: (A) any and all Released Claims (whether or not brought by or through any of the Chapter 11 Debtors or any of their respective estates), to the extent they are channeled (or purported to be channeled) to the Asbestos PI Trust as contemplated by the Plan of Reorganization and the Asbestos PI Channeling Injunction, together with any and all related Damages; (B) any and all Damages relating to Claims purported to be covered by the Asbestos PI Channeling Injunction, to the extent such Claims are brought in jurisdictions outside the United States of America or are not otherwise, for any reason, subject to the Asbestos PI Channeling Injunction; (C) any and all Claims or Damages arising out of, resulting from or attributable to, directly or indirectly, (i) the assignment, transfer or other provision to the Asbestos PI Trust of the rights to the coverages under the Subject Asbestos Insurance Policies and under the settlement and coverage-in-place agreements relating to the Subject Asbestos Insurance Policies as contemplated by Section 2.1(a)(v) and/or (ii) any Asbestos PI Insurance Settlement Agreement; (D) any and all Claims that have been or hereafter may be made by any claimant, insurer or other Entity under or in connection with (1) the Subject Asbestos Insurance Policies and/or (2) any settlement, coverage-in-place, insurance, reinsurance or other agreement relating to any of the Subject Asbestos Insurance Policies, together with any and all related Damages, including any and all Claims (including for contribution or indemnity) brought by any Entity in, pursuant to or in connection with any Insurer Misconduct Action (as defined in the Plan of Reorganization); and (E) any and all Claims that have been or hereafter may be made by any claimant, insurer or other Entity under or in connection with any insurance policy issued by any captive insurance Subsidiary of MII, including the Creole 1979 Year Policy, to the extent such Claims arise out of, result from or are attributable to, directly or indirectly, Asbestos PI Trust Claims, together with any and all related Damages. If there shall be pending any Claim against the Asbestos PI Trust for indemnification under this Section 3.2(a), the Asbestos PI Trust shall maintain sufficient assets (as determined in good faith by the trustees of the Asbestos PI Trust) to fund any payments in respect of that Claim for indemnification.

(b) From and after the Effective Date, the B&W Entities shall, jointly and severally, protect, indemnify and hold harmless, to the fullest extent permitted by applicable law, each of the MII Indemnified Parties from and against: (i) any and all of the Released Claims (whether or not brought by or through any of the Chapter 11 Debtors or any of their respective estates), together with any and all related Damages; (ii) any and all Claims that may arise out of or result from, or may be attributable to, the ownership or operation of B&W’s foundry facility in Barberton, Ohio; (iii) any and all Asbestos PD Claims; and (iv) any and all other Claims that have been or hereafter may be made by any claimant, insurer or other Entity under or in connection with any insurance policy issued by any captive insurance Subsidiary of MII, including the Creole 1979 Year Policy, to the extent such Claims arise out of, result from or are attributable to, directly or indirectly, the business or operations of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries (other than the Excluded Former Subsidiaries, in each case, from and after the date it was incorporated), together with any and all related Damages. To the extent any provision of any existing agreement between or among any of the B&W Entities, on the one hand, and any of the MII Indemnified Parties, on the other hand, is inconsistent with any of the release or indemnification provisions of this Agreement, such provision of such other agreement is hereby superseded.

ARTICLE IV

RELEASE AND INDEMNIFICATION FROM DEBTOR-RELATED

CONTINGENT LIABILITIES

Section 4.1 Termination or Replacement of Debtor-Related Contingent Liability Arrangements. Subject to the satisfaction (or waiver by the appropriate party or parties) of the conditions set forth in Article VI, the Chapter 11 Debtors shall, and shall cause the other B&W Entities to, use their best efforts to terminate or replace, as of the Effective Date or as promptly as practicable thereafter, each of the Debtor-Related Contingent Liability Arrangements.

Section 4.2 Indemnification with Respect to Debtor-Related Contingent Liability Arrangements. The B&W Entities will, jointly and severally, indemnify and hold harmless MII and each of the other MII Indemnified Parties from and against any and all Claims and any and all losses, costs, Damages or expenses whatsoever (including reasonable attorneys’ fees) that any of them may sustain, suffer or incur after the Effective Date and that result from, arise out of or relate to any of the Debtor-Related Contingent Liability Arrangements.

ARTICLE V

MUTUAL RELEASE OF INTERCOMPANY ACCOUNTS

AND OTHER CLAIMS

Section 5.1 Mutual Release of Pre-Petition Intercompany Accounts and Claims. Subject to the satisfaction (or waiver by the appropriate party or parties) of the conditions set forth in Article VI, effective as of the Effective Date, and except as may otherwise be agreed to by the MII Entities and the B&W Entities: (a) the MII Entities hereby release the Chapter 11 Debtors and the other B&W Entities from any and all pre-petition accounts receivable, notes receivable, debts, liabilities, Damages and obligations owed by any of the Chapter 11 Debtors or any of the other B&W Entities to MII or any of its Subsidiaries (other than the B&W Entities) and any and all Claims, demands, actions or causes of action, suits, judgments and controversies of any kind whatsoever of MII or any of its Subsidiaries (other than the B&W Entities) against any of the Chapter 11 Debtors or any of the other B&W Entities, in each case whether at law or in equity, known or unknown; and (b) in addition to the releases effected pursuant to Section 3.1, the Chapter 11 Debtors (for themselves and the other B&W Entities) hereby release the MII Indemnified Parties from any and all pre-petition accounts receivable, notes receivable, debts, liabilities, Damages and obligations owed by any of the MII Indemnified Parties to any of the Chapter 11 Debtors or any of the other B&W Entities and any and all Claims, demands, actions or causes of action, suits, judgments and controversies of any kind whatsoever of any of the Chapter 11 Debtors or any of the other B&W Entities against any of the MII Indemnified Parties, in each case whether at law or in equity, known or unknown, including, in the case of each of clause (a) and clause (b) of this sentence, any liabilities, obligations, Claims, demands, actions or causes of action, suits, judgments or controversies based on conduct that constituted or may have constituted ordinary or gross negligence or reckless, willful or wanton misconduct of any of the Entities being released hereby or any conduct for which any of the Entities being released hereby may be deemed to have strict liability under any applicable law; provided, however, that the releases set forth in this Section 5.1 shall not have any effect on:

(i) any amounts owed to MI under the Support Services Agreement;

(ii) any amounts owed under the Tax Allocation Agreement by any party to that agreement to any other party to that agreement;

(iii) any amounts owed by any of the Chapter 11 Debtors to any of MII, MI or BWICO under any of the Amended and Restated Indemnification and Reimbursement Agreements;

(iv) any Claims (whether for indemnification, contribution or otherwise) by any of the MII Indemnified Parties against any of the B&W Entities in respect of warranty claims, breach of contract claims or similar claims, in any case, initiated by a customer and arising out of, resulting from or attributable to actions by or omissions of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries prior to the Effective Date (including any warranty or indemnification Claim relating to work performed for Northland Power Iroquois Falls Partnership in connection with the design and construction of a cogeneration plant in Iroquois Falls, Ontario, Canada);

(v) any Claim (whether for contribution or otherwise) by any of the MII Indemnified Parties against any of the B&W Entities or the Asbestos PI Trust in respect of any premises liability or other independent liability arising out of, resulting from or attributable to, directly or indirectly, exposure to products, equipment or materials completed, products, equipment or materials in the process of construction or products, equipment or materials engineered, designed, marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, distributed or used at any time by B&W or any of its past or present Subsidiaries (other than the Excluded Former Subsidiaries), any predecessor of B&W or any of its past or present Subsidiaries, or any other Entity for whose products or operations any of the B&W Entities allegedly has liability or is otherwise liable, including any such Claim (A) for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and punitive damages or (B) for reimbursement, indemnification, subrogation and contribution at any time, which Claims shall be fully preserved and remain viable after the Effective Date; or

(vi) any accounts receivable, notes receivable, debts, liabilities, obligations, claims, demands, actions, causes of action, suits, judgments or controversies that are specifically established or preserved by, specifically disposed of by or otherwise the specific subject of any other provision of this Agreement or any provision of the Plan of Reorganization.

Section 5.2 Cash Settlement of Post-Petition Intercompany Accounts. Promptly after the Effective Date, and except as otherwise may be agreed to by the MII Entities and the B&W Entities, the MII Entities, on the one hand, and the B&W Entities, on the other hand, shall: (i) complete a cash settlement of the post-petition intercompany accounts and notes between them (in each case, the cash settlement will be an amount in cash equal to the amount of the intercompany account, as reflected on the respective books and records of the MII Entities and the B&W Entities), other than (A) any amounts owed by any of the B&W Entities to MI under the Support Services Agreement, and (B) any amounts owed by any of the MII Entities to any of the B&W Entities or owed by any of the B&W Entities to any of the MII Entities under the Tax Allocation Agreement; and (ii) enter into a mutual release that will evidence the release of any other debts, liabilities, Damages, obligations, Claims, demands, actions or causes of action arising during the period from February 22, 2000 through the Effective Date, including any based on conduct that constituted or may have constituted ordinary or gross negligence or reckless, willful or wanton misconduct of any of the Entities being so released or any conduct for which any of the Entities being so released may be deemed to have strict liability under any applicable law. Notwithstanding the provisions of clause (ii) of the immediately preceding sentence, the mutual release to be entered into pursuant to this Section 5.2 shall not have any effect on:

(i) any amounts owed to MI under the Support Services Agreement;

(ii) any amounts owed under the Tax Allocation Agreement by any party to that agreement to any other party to that agreement;

(iii) any amounts owed by any of the Chapter 11 Debtors to any of MII, MI or BWICO under any of the Amended and Restated Indemnification and Reimbursement Agreements;

(iv) any Claims (whether for indemnification, contribution or otherwise) by any of the MII Indemnified Parties against any of the B&W Entities in respect of warranty claims, breach of contract claims or similar claims, in any case, initiated by a customer and arising out of, resulting from or attributable to actions by or omissions of any of the Chapter 11 Debtors or any of their respective past or present Subsidiaries prior to the Effective Date (including any warranty or indemnification Claim relating to work performed for Northland Power Iroquois Falls Partnership in connection with the design and construction of a cogeneration plant in Iroquois Falls, Ontario, Canada);

(v) any Claim (whether for contribution or otherwise) by any of the MII Indemnified Parties against any of the B&W Entities or the Asbestos PI Trust in respect of any premises liability or other independent liability arising out of, resulting from or attributable to, directly or indirectly, exposure to products, equipment or materials completed, products, equipment or materials in the process of construction or products, equipment or materials engineered, designed, marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, distributed or used at any time by B&W or any of its past or present Subsidiaries (other than the Excluded Former Subsidiaries), any predecessor of B&W or any of its past or present Subsidiaries, or any other Entity for whose products or operations any of the B&W Entities allegedly has liability or is otherwise liable, including any such Claim (A) for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and punitive damages or (B) for reimbursement, indemnification, subrogation and contribution at any time, which Claims shall be fully preserved and remain viable after the Effective Date; or

(vi) any accounts receivable, notes receivable, debts, liabilities, obligations, claims, demands, actions, causes of action, suits, judgments or controversies that are specifically established or preserved by, specifically disposed of by or otherwise the specific subject of any other provision of this Agreement (including the indemnification provisions of Sections 3.2 and 4.2) or any provision of the Plan of Reorganization.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE SETTLEMENT

Section 6.1 Conditions to the Obligations of Each Party. The obligation of each party hereto to take the actions contemplated to be taken by that party under this Agreement is subject to the satisfaction on or before the Effective Date, or the written waiver by that party under Section 8.2, of each of the following conditions:

(i) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or otherwise interfering with the consummation of the settlement contemplated by this Agreement shall be in effect (provided, however, that this condition shall not be applicable with respect to the provisions set forth in Section 3.1, Section 3.2(b), Article IV and Article V);

(ii) Effectiveness of Asbestos PI Channeling Injunction. The Plan of Reorganization shall contain all provisions necessary under Section 524(g) of the Bankruptcy Code to implement the Asbestos PI Channeling Injunction to the fullest extent possible under Section 524(g) of the Bankruptcy Code; and the Asbestos PI Channeling Injunction shall be in full force and effect; and

(iii) No Legal Prohibitions. No Governmental Authority shall have enacted, promulgated, issued, adopted, decreed or otherwise implemented any law, statute, order, rule, regulation, judgment, decree, award or other governmental requirement that prohibits or restricts in any material respect the consummation of the settlement contemplated by this Agreement (provided, however, that this condition shall not be applicable with respect to the provisions set forth in Section 3.1, Section 3.2(b), Article IV and Article V).

Section 6.2 Conditions to the Obligations of the MII Indemnified Parties. The obligations of the MII Indemnified Parties with respect to the actions contemplated to be taken by them under this Agreement are subject to the satisfaction on or before the Effective Date, or the written waiver by the MII Entities under Section 8.2, of all the conditions set forth in Section 6.1 and the conditions that (i) this Agreement shall have been duly approved by the Board of Directors of each of B&W, BWICO and MII, and (ii) this Agreement shall have been duly and unconditionally approved by a majority of the voting power of the outstanding shares of MII Common Stock present in person or represented by proxy at the MII Special Meeting of Stockholders (and the total number of shares for which votes shall have been cast at the MII Special Meeting of Stockholders on the proposal to so approve this Agreement and the settlement contemplated by this Agreement shall have represented at least 50% of the voting power of all the outstanding shares of MII Common Stock entitled to vote on such proposal), provided that this stockholder approval condition may be satisfied through the approval (in the manner contemplated by the foregoing provisions) of a draft of this Agreement, coupled with an acknowledgment that the Board of Directors of MII shall have the authority to approve any modifications to such draft as may be mutually agreed among the parties hereto.

ARTICLE VII

SET-OFF PROVISIONS

Section 7.1 General. If and to the extent the Asbestos PI Trust becomes obligated to make any reimbursement or other payment to MII or any other MII Indemnified Party under this Agreement (including pursuant to Section 4.2), subject to the provisions of Section 4.2 (if applicable), MII may, at any time and from time to time, elect, in lieu of MII or such other MII Indemnified Party receiving cash for all or any part of that indemnification obligation, to set-off any or all of such amount by reducing (i) the amount, if any, payable pursuant to the Contingent Payment Right, (ii) the principal amount of the B&W Note then outstanding or (iii) both. In connection with any such set-off effected by reducing the principal amount at the B&W Note, the amount of such set-off shall be deemed a prepayment in accordance with the terms of the B&W Note. Any set-off election made by MII or any other MII Indemnified Party under this Section 7.1 shall be effected by written notice provided to the Asbestos PI Trust in accordance with Section 8.5, which notice shall specify the obligations to be set-off.

Section 7.2 Asbestos Resolution Legislation Set-off. If Asbestos Resolution Legislation is enacted and becomes law but the Payment Obligations Condition Precedent nevertheless has been satisfied in accordance with the provisions of Section 2.1(b), and any of the MII Indemnified Parties or the B&W Entities becomes obligated to make any payment or contribution with respect to any claims that would constitute Asbestos PI Trust Claims (as defined in the Plan) thereunder (any such obligation being a “Legislative Payment Obligation”): (i) any remaining payment obligation pursuant to the Contingent Payment Right shall be reduced (but not below zero) by the amount of such Legislative Payment Obligation; and (ii) to the extent of any excess of such Legislative Payment Obligation over the remaining payment obligations pursuant to the Contingent Payment Right, the principal amount of the B&W Note (together with the accrued and unpaid interest on the principal amount being reduced pursuant to this clause (ii)) shall be reduced (but not below zero) by the amount of such excess. The provisions of this Section 7.2 shall be reflected in any documentation evidencing the Contingent Payment Right and the B&W Note and related guaranties and security documentation. In the event of any conflict between the application of the provisions of Section 7.1 and the foregoing provisions of this Section 7.2, the foregoing provisions of this Section 7.2 shall control.

Section 7.3 Legends. The certificate representing the B&W Note will bear legends and other provisions indicating that the amounts owing under the B&W Note are subject to set-off as provided in Section 7.1 and that the B&W Note is subject to restrictions on transfer as provided therein.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns. In addition, the Plan of Reorganization shall provide that this Agreement is binding on the Reorganized Debtors. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person or other Entity not a party hereto any rights or remedies hereunder, except as otherwise provided expressly herein.

Section 8.2 Entire Agreement; Amendment; Waivers. This Agreement, the Plan of Reorganization and the documents to be delivered under this Agreement or the Plan of Reorganization shall constitute the entire agreement and understanding among the parties to this Agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, among the parties hereto relating to the subject matter of this Agreement. Except as Section 8.9 contemplates, this Agreement may not be amended or modified, and no provision hereof may be waived, except by an agreement in writing signed by the party against whom enforcement of any such amendment, modification or waiver is sought. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

Section 8.3 Termination of This Agreement.

(a) This Agreement may be terminated at any time prior to the Effective Date solely:

(i) by the mutual written consent of the parties hereto;

(ii) by MII, the ACC or the FCR if the board and stockholder approvals contemplated by Section 6.2 shall not have been obtained on or before January 31, 2006;

(iii) by MII if, after the MII Special Meeting of Stockholders, a majority of the members of the MII Board concludes, in good faith, after consultation with inside and outside counsel and as reflected in a written resolution duly adopted by the MII Board, that there has been a material adverse change (or a combination of more than one of such changes) in (A) the financial condition, assets or operations of the B&W Entities, taken as a whole, or (B) national or international general business or economic conditions, which (in any case) obligates the MII Board to cause this Agreement to be terminated to avoid a breach of the fiduciary duties of the MII Board under applicable law; or

(iv) by any party hereto if the Effective Date shall not have occurred on or before February 22, 2006, or such later date as may be agreed to by the Plan Proponents.

(b) If this Agreement is terminated under Section 8.3(a), there shall be no liability or obligation under this Agreement on the part of any party hereto.

Section 8.4 No Admissions. This Agreement does not constitute, and shall not be construed, interpreted or otherwise read to constitute any admission by any of the Chapter 11 Debtors or the MII Entities with respect to any alleged asbestos-related liabilities arising out of, resulting from or attributable to the business or operations of the B&W Entities or their respective predecessors.

Section 8.5 Notices. All notices required or permitted under this Agreement must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 8.5):

(A)	if to any of the Chapter 11 Debtors, addressed to it at:

20 S. Van Buren Avenue

Barberton, Ohio 44203

Attention: David L. Keller

Facsimile: (330) 860-1057

with copies (which will not constitute notice for purposes of this Agreement) to:

Kirkland & Ellis LLP

Citicorp Center

153 E. 53rd Street

New York, New York 10022-4675

Attention: Theodore L. Freedman, Esq.

Facsimile: (212) 446-4900

(B)	If to MI, MII or BWICO:

777 N. Eldridge Parkway

Houston, Texas 77079

Attention: John T. Nesser, Esq.

Facsimile: (281) 870-5015

with a copy (which shall not constitute notice for purposes of this Agreement) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Attention: Ted W. Paris, Esq.

Facsimile: (713) 229-7738

(C)	if to the ACC, addressed to it at:

c/o Caplin & Drysdale, Chartered

375 Park Avenue, 35th Floor

New York, New York 10152-3500

Attention: Elihu Inselbuch, Esq.

Facsimile: (212) 644-6755

with copies (which will not constitute notice for purposes of this Agreement) to:

Caplin & Drysdale, Chartered

One Thomas Circle, N.W., Suite 1100

Washington, D.C. 20005

Attention: Peter Van N. Lockwood, Esq.

Facsimile: (202) 429-3329

(D)	if to the FCR, addressed to him at:

Eric D. Green, Esq.

Resolutions, LLC

222 Berkeley Street, Suite 1060

Boston, Massachusetts 02116

Facsimile: (617) 556-9900

with copies (which will not constitute notice for purposes of this Agreement) to:

Young Conaway Stargatt & Taylor, LLP

The Brandywine Building

1000 West Street, 17th Floor

P.O. Box 391

Wilmington, Delaware 19801

Attention: James L. Patton, Jr., Esq.

Facsimile: (302) 571-1253

(E)	if to the Asbestos PI Trust, to the trustees of such trust at the address for such trustees as shall be specified in the Asbestos PI Trust Agreement (as defined in the Plan of Reorganization).

Section 8.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Louisiana without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 8.7 Exercise of Rights and Remedies. Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver. No right, remedy or election any term of this Agreement gives will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available at law or in equity. Anything in this agreement to the contrary notwithstanding, the parties hereto acknowledge that in no event shall any breach by any of the B&W Entities party hereto of any of their covenants, agreements or other obligations hereunder to any of the MII Indemnified Parties, or any breach by any of the MII Indemnified Parties party hereto of any of their covenants, agreements or other obligations hereunder to any of the B&W Entities, have any impact on the rights, remedies or obligations of the Asbestos PI Trust under this Agreement.

Section 8.8 Further Assurances. From and after the Effective Date, each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary under applicable laws and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and to consummate, perform and make effective the settlement contemplated hereby. Without limiting the generality of the foregoing, on or after the Effective Date, (i) MII, MI and BWICO will, and will cause the other MII Entities to, execute and deliver such release documents as any of the Chapter 11 Debtors may reasonably request, and (ii) the Chapter 11 Debtors will, and will cause the other B&W Entities to, execute and deliver such release documents as any of the MII Entities may reasonably request, in each case in order to fully implement and effectuate the releases set forth in or contemplated by the provisions of Article V.

Section 8.9 Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, it being intended by each party hereto that all the rights and privileges of all parties hereto will be enforceable to the fullest extent permitted by applicable law.

Section 8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ John T. Nesser, III
Name:	John T. Nesser, III
Title:	Executive Vice President and General
Counsel

MCDERMOTT INCORPORATED

By:	/s/ John T. Nesser, III
Name:	John T. Nesser, III
Title:	Executive Vice President, General
Counsel and Secretary

BABCOCK & WILCOX INVESTMENT COMPANY

By:	/s/ John T. Nesser, III
Name:	John T. Nesser, III
Title:	Executive Vice President, General
Counsel and Secretary

THE BABCOCK & WILCOX COMPANY

By:	/s/ Harold L. Simmons, Jr.
Name:	Harold L. Simmons, Jr.
Title:	Vice President, Chief Restructuring
Officer and Controller

DIAMOND POWER INTERNATIONAL, INC.

By:	/s/ Harold L. Simmons, Jr.
Name:	Harold L. Simmons, Jr.
Title:	Chief Restructuring Executive

AMERICON, INC.

By:	/s/ Harold L. Simmons, Jr.
Name:	Harold L. Simmons, Jr.
Title:	Chief Restructuring Executive & Controller

BABCOCK & WILCOX CONSTRUCTION CO., INC.

By:	/s/ Harold L. Simmons, Jr.
Name:	Harold L. Simmons, Jr.
Title:	Chief Restructuring Executive & Controller

THE ASBESTOS CLAIMANTS’ COMMITTEE

By:	/s/ Elihu Inselbuch
Name:	Elihu Inselbuch
Title:	Authorized Representative

THE LEGAL REPRESENTATIVE FOR FUTURE ASBESTOS-RELATED CLAIMANTS

By:	/s/ Eric D. Green
Name:	Eric D. Green
Title:	FCR

THE BABCOCK & WILCOX COMPANY ASBESTOS PI TRUST

By:	/s/ Victor Bussie
Victor Bussie
Trustee

By:	/s/ James J. McMonagle
James J. McMonagle, Esq.
Trustee

By:	/s/ Phillip A. Pahigian
Phillip A. Pahigian, Esq.
Trustee

SCHEDULE 1.1(a)

DEBTOR-RELATED CONTINGENT LIABILITY ARRANGEMENTS

February 22, 2006

Instrument No.	Instrument Type	Instrument Issuer	Beneficiary	Value	MII /MCD Backing
ASL-7420407-130BAW	Letter of Credit	Bank of America	Mitsubishi Heavy Industries	$213,520.00
ASL-7420396-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$3,250,000.00
ASL-7420397-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$2,500,000.00
ASL-7420398-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$2,000,000.00
ASL-7420399-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$800,000.00
ASL-7420400-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$1,300,000.00
ASL-7420401-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$5,000,000.00
ASL-7420402-130BAW	Letter of Credit	Bank of America	Cinergy Services, Inc.	$4,000,000.00
ASL-3014829-130BAW	Letter of Credit	Bank of America	GELCO/GE Capital Fleet Service	$700,000.00
ASL-3014901-130BAW	Letter of Credit	Bank of America	Black Hills Generation, Inc.	$2,800,000.00
ASL-3014902-130BAW	Letter of Credit	Bank of America	Kansas City Board of Public Utilities	$504,995.00
327336002	Letter of Credit	Calyon	Mitsui Babcock	$55,930.60
404136003	Letter of Credit	Calyon	Mitsubishi Heavy Industries	$28,886.75
403536008	Letter of Credit	Calyon	Korea Hydro & Nuclear Power	$199,477.90
321236018	Letter of Credit	Calyon	Turkish Electric Authority	$4,984,313.00
527136012	Letter of Credit	Calyon	Riley Power Inc	$42,550.00
530136004	Letter of Credit	Calyon	Black & Veatch Construction, Inc	$247,824.21
534036014	Letter of Credit	Calyon	China Electric Power	$670,422.00
60336006	Letter of Credit	Calyon	SCANA Services Inc	$157,065.00
226736024	Letter of Credit	Calyon	Tennesse Valley Authority	$1,000,000.00
010423IS699	Letter of Credit	Calyon	Federal Insurance	$3,910,183.00
010802IS804	Letter of Credit	Calyon	Bk of China/China Elect. Power	$538,336.82
604636019	Letter of Credit	Calyon	PSE&G Power Connecticut, LLC	$189,640.00
604736002	Letter of Credit	Calyon	Citicorp North America	$36,328,946.73
504736009	Letter of Credit	Calyon	Tri State Generation	$1,245,470.23
509836010	Letter of Credit	Calyon	Tri State Generation	$1,377,497.12
518936010	Letter of Credit	Calyon	IHI Inc.	$69,265.90
519236016	Letter of Credit	Calyon	Hitachi America, Ltd.	$273,500.00
520936019	Letter of Credit	Calyon	Plumbers and Steamfitters Local 136	$200,000.00
527136011	Letter of Credit	Calyon	Black Hills Generation, Inc.	$1,200,000.00
531136002	Letter of Credit	Calyon	Public Service of Colorado (Xcel Energy)	$9,630,151.20
531136003	Letter of Credit	Calyon	Public Service of Colorado (Xcel Energy)	$12,521,698.80
532236021	Letter of Credit	Calyon	Pacificorp	$400,000.00
534636002	Letter of Credit	Calyon	Harvard	$218,226.00
603736008	Letter of Credit	Calyon	Valero Refining - Texas, L.P.	$667,767.47
603736010	Letter of Credit	Calyon	Valero Refining - Texas, L.P.	$667,767.47
603736011	Letter of Credit	Calyon	Valero Refining - Texas, L.P.	$667,767.47
603736013	Letter of Credit	Calyon	Valero Refining - Texas, L.P.	$685,036.80
603736014	Letter of Credit	Calyon	Valero Refining - Texas, L.P.	$685,036.80
603736015	Letter of Credit	Calyon	Valero Refining - Texas, L.P.	$685,036.80
400836011	Letter of Credit	Calyon	American Contractors Indemnity	$551,870.00
410636003	Letter of Credit	Calyon	Danske Bank	$22,732,532.57
412636007	Letter of Credit	Calyon	Danske Bank	$6,306,399.00
412636008	Letter of Credit	Calyon	Danske Bank	$428,194.99
603836001	Letter of Credit	Calyon	Hitachi America, Ltd.	$3,312,325.60
CPCS-221589	Letter of Credit	J P Morgan Chase	Detroit Edison Company	$7,000,000.00
CPCS-232116	Letter of Credit	J P Morgan Chase	Wisconsin Public Service Corporation	$21,766,635.00
CPCS-232118	Letter of Credit	J P Morgan Chase	Wisconsin Public Service Corporation	$7,242,098.00
SLT751119	Letter of Credit	J P Morgan Chase	New Brunswick Power	$2,372,166.58
SLT750585	Letter of Credit	J P Morgan Chase	China Electric Power	$1,196,343.00
SLT751135	Letter of Credit	J P Morgan Chase	Ontario Power Generation	$878,580.21

Instrument No.	Instrument Type	Instrument Issuer	Beneficiary	Value	MII /MCD Backing
SLT332835	Letter of Credit	J P Morgan Chase	Ontario Power Generation	$878,580.21
SLT751147	Letter of Credit	J P Morgan Chase	Progress Energy	$6,000,000.00
SLT751186	Letter of Credit	J P Morgan Chase	Commonwealth of Pennsylvania Bureau of Mining	$56,500.00
SLT751187	Letter of Credit	J P Morgan Chase	Commonwealth of Pennsylvania Bureau of Mining	$1,100.00
SLT751650	Letter of Credit	J P Morgan Chase	Ontario Power Generation	$878,580.21
SLT751651	Letter of Credit	J P Morgan Chase	Ontario Power Generation	$878,580.21
CPCS-200341	Letter of Credit	J P Morgan Chase	Israel Electric Corp	$179,037.25
CPCS-227446	Letter of Credit	J P Morgan Chase	Evergreen National Indemnity Co	$1,271,361.00
CPCS-228227	Letter of Credit	J P Morgan Chase	Wells Fargo Bank / Wyoming Department of Revenue	$1,346,240.00
CPCS-228234	Letter of Credit	J P Morgan Chase	Wells Fargo Bank / Wyoming Department of Revenue	$566,684.00
CPCS-232018	Letter of Credit	J P Morgan Chase	Progress Energy Carolinas	$10,000,000.00
CPCS-232693	Letter of Credit	J P Morgan Chase	Progress Energy Florida	$6,000,000.00
CPCS-647574	Letter of Credit	J P Morgan Chase	Carnet Services	$105,429.63
SLT410689	Letter of Credit	J P Morgan Chase	Mellon Bank / Pennsylvania DOT	$10,000.00
SLT410997	Letter of Credit	J P Morgan Chase	Canadian Chamber of Commerce	$47,114.64
SLT410998	Letter of Credit	J P Morgan Chase	Canadian Chamber of Commerce	$187,781.80
18101816-00-000	Letter of Credit	PNC	Pennslvania Economic Development Authority	$4,853,635.68
NZS562267	Letter of Credit	Wells Fargo	Wyoming Dept. of Revenue	$1,346,240.00
NZS562268	Letter of Credit	Wells Fargo	Wyoming Dept. of Revenue	$566,684.00

167771	Surety Bond	AIG	Tanjung Jati B - Sumitomo	$115,544,000	YES
81442186	Surety Bond	The Chubb Group	Duke Power	$142,745,000	YES
556500	Surety Bond	Evergreen Surety	Muscatine Power	$260,000
418	Surety Bond	AIG	I/S Sjaellandske Kraftvaerker - AVD straw	$747,000	YES
507	Surety Bond	AIG	Hobro Kommune	$721,000	YES
7001358	Surety Bond	AIG	Agra Birwelco Limited	$673,000	YES

80189191	Surety Bond	The Chubb Group	State of California	$7,500	YES
80367826	Surety Bond	The Chubb Group	State of Ohio	$3,925,000	YES
80679257	Surety Bond	The Chubb Group	Iron Workers	$10,000	YES
80810146	Surety Bond	The Chubb Group	State of Nevada	$2,000	YES
80810175	Surety Bond	The Chubb Group	State of Alaska	$10,000	YES
80810176	Surety Bond	The Chubb Group	Construct. Ind. Com.	$500	YES
80831788	Surety Bond	The Chubb Group	State of Alaska	$2,000	YES
80897495	Surety Bond	The Chubb Group	State of Washington	$12,000	YES
81000120	Surety Bond	The Chubb Group	City of Mobile	$5,000	YES
81245756	Surety Bond	The Chubb Group	State of Arkansas	$10,000	YES
81245784	Surety Bond	The Chubb Group	State of Delaware	$90,000	YES
81442174	Surety Bond	The Chubb Group	ATA	$26,000
81442197	Surety Bond	The Chubb Group	US Customs	$1,000,000	YES
81101244	Surety Bond	The Chubb Group	State of Georgia	$10,000	YES
81101245	Surety Bond	The Chubb Group	State of California	$7,500	YES
81101246	Surety Bond	The Chubb Group	State of California	$7,500	YES
81101275	Surety Bond	The Chubb Group	State of Washington	$12,000	YES
81101197	Surety Bond	The Chubb Group	State of Nevada	$3,000	YES
81101198	Surety Bond	The Chubb Group	State of Ohio	$250	YES
81126563	Surety Bond	The Chubb Group	State of Alaska	$10,000	YES
81126573	Surety Bond	The Chubb Group	State of Minnesota	$15,000	YES
81126582	Surety Bond	The Chubb Group	State of New Mexico	$5,000	YES
81171801	Surety Bond	The Chubb Group	Intern. Union of Operating Eng.	$25,000	YES

Instrument No.	Instrument Type	Instrument Issuer	Beneficiary	Value	MII /MCD Backing
81171858	Surety Bond	The Chubb Group	Intern. Assoc. of Heat	$20,000	YES
81171867	Surety Bond	The Chubb Group	State of Arizona	$15,000	YES
81171869	Surety Bond	The Chubb Group	State of Nevada	$20,000	YES
81171873	Surety Bond	The Chubb Group	State of Arizona	$10,000	YES
81171894	Surety Bond	The Chubb Group	State of California	$7,500	YES
81245745	Surety Bond	The Chubb Group	State of Iowa	$50,000	YES
81245746	Surety Bond	The Chubb Group	Pipefitter’s Local 597	$10,000	YES
81245749	Surety Bond	The Chubb Group	Union Local 226	$4,000	YES
81245755	Surety Bond	The Chubb Group	State of Arkansas	$10,000	YES
81245770	Surety Bond	The Chubb Group	State of Nevada	$20,000	YES
81245771	Surety Bond	The Chubb Group	State of Nevada	$20,000	YES
81404643	Surety Bond	The Chubb Group	Pipefitters Local 274	$72,000	YES
81404644	Surety Bond	The Chubb Group	Local 164	$25,000	YES
81404661	Surety Bond	The Chubb Group	State of California	$7,500	YES
81442078	Surety Bond	The Chubb Group	State of Oregon	$10,000	YES
81442102	Surety Bond	The Chubb Group	City of Lorain	$5,000	YES
81442104	Surety Bond	The Chubb Group	City of Eastlake	$10,000	YES
81442129	Surety Bond	The Chubb Group	State of California	$7,500	YES
81442166	Surety Bond	The Chubb Group	City of Avon Lake, Ohio	$5,000	YES
81442175	Surety Bond	The Chubb Group	Clerk of Niagara County, NY	$1,799,300
81828660	Surety Bond	The Chubb Group	Local 825, Newark, NJ	$25,000	YES
81442192	Surety Bond	The Chubb Group	Painters Dist. #3. Kansas City	$40,000	YES
81828659	Surety Bond	The Chubb Group	Local Union 475, New Jersey	$48,000	YES
81497373	Surety Bond	The Chubb Group	Quebec Superior Court	$67,900	YES
58600630	Surety Bond	CAN	Ministry of Education of Ontario	$69,643
58598194	Surety Bond	CAN	ATA Carnet Bond-Korea	$107,998
58598198	Surety Bond	CAN	ATA Carnet Bond-Korea	$460,417
58598200	Surety Bond	CAN	ATA Carnet Bond-Korea	$28,155
58598201	Surety Bond	CAN	ATA Carnet Bond-Korea	$2,633
58600610	Surety Bond	CAN	ATA Carnet Bond-Korea	$1,077
58600626	Surety Bond	CAN	ATA Carnet Bond-Korea	$14,185
58600639	Surety Bond	CAN	ATA Carnet Bond-Korea	$5,408
58604286	Surety Bond	CAN	ATA Carnet Bond-Korea	$121,561	YES
81442132	Surety Bond	The Chubb Group	State of North Dakota	$500	YES
81442152	Surety Bond	The Chubb Group	State of Nevada	$50,000	YES
81828658	Surety Bond	The Chubb Group	Cambria Township, PA	$14,375	YES
81442103	Surety Bond	The Chubb Group	State of Oregon	$10,000	YES

	PARENT GUARANTEE	McDermott International	Birka Vesta	$900,000

SCHEDULE 1.1(b)

MII Indemnified Parties

Name	% Owned	Jurisdiction of Organization
B&W de Panama, Inc.	100	Panama
B&W Federal Services, Inc.	100	Delaware
B&W Hanford Company	100	Delaware
B&W Protec, Inc.	100	Delaware
B&W Services, Inc.	100	Delaware
B&W SOFC G.P., Inc.	100	Delaware
B&W SOFC L.P., Inc.	100	Delaware
Babcock & Wilcox Asia Investment Co., Inc.	100	Panama
Babcock & Wilcox Asia Limited	100	Hong Kong
Babcock & Wilcox Beijing Company, Ltd.	50	China
Babcock & Wilcox China Investment Co., Inc.	100	Panama
Babcock & Wilcox Finance, Inc.	100	Delaware
Babcock & Wilcox HRSG Company	100	Delaware
Babcock & Wilcox Idaho, Inc.	100	Delaware
Babcock & Wilcox International Investments Co., Inc.	100	Panama
Babcock & Wilcox Investment Company	100	Delaware
Babcock & Wilcox Investment Company	100	Louisiana
Babcock & Wilcox of Ohio, Inc.	100	Delaware
Babcock & Wilcox-ST Company	100	Delaware
Barmada McDermott (L) Limited	30	Malaysia
Barmada McDermott Sdn. Bhd.	30	Malaysia
Bechtel B&W Idaho, LLC	33	Delaware
Bechtel BWXT Idaho, LLC	33	Delaware
Boudin Insurance Company, Ltd	100	Bermuda
Brick Insurance Company, Ltd.	100	Bermuda
BWX Technologies, Inc.	100	Delaware
BWXT Federal Services, Inc.	100	Delaware
BWXT Hanford Company	100	Delaware
BWXT of Idaho, Inc.	100	Delaware
BWXT of Ohio, Inc.	100	Delaware
BWXT Pantex, L.L.C.	59	Delaware
BWXT Protec, Inc.	100	Delaware
BWXT Savannah River Company	100	Delaware
BWXT Services, Inc.	100	Delaware
BWXT Washington, Inc.	100	Delaware
BWXT Y-12, L.L.C.	51	Delaware
Caspian Offshore Fabricators LLC	50	Azerbaijan Republic
Cayenne Insurance Company, Ltd.	100	Bermuda
Ceramatec G.P., Inc.	100	Utah
Ceramatec SOFC, Inc.	100	Utah
Chartering Company (Singapore) Pte. Ltd.	100	Singapore

Name	% Owned	Jurisdiction of Organization
Columbia Basin Ventures, LLC	18	Delaware
Construcciones Maritimas Mexicanas, S.A. de C.V.	49	Mexico
Contratista Costaneros, S.A.	100	Panama
Creole Insurance Company, Ltd.	100	Bermuda
CTR Solutions, LLC	48	Delaware
Deep Oil Technology, Inc.	50	California
Deepwater Marine Technology, L.L.C.	50	Cayman Islands
Delta Catalytic (Holland) B.V.	100	Netherlands
Delta Hudson Engineering Corporation	100	Texas
Delta Hudson International, Inc.	100	Panama
DHEC Corporation	100	Texas
Diamond Power (Australia) Pty. Limited	50	Australia
Diamond Power Hubei Machine Company, Ltd.	50	China
Diamond Power Specialty Pty. Limited	50	Australia
DynMcDermott Petroleum Operations Company	30	Louisiana
Eastern Marine Services, Inc.	100	Panama
Ebensburg Investors Limited Partnership*	1	Pennsylvania
Ebensburg Power Company*	50	Pennsylvania
First Emirates Trading Corporation	100	United Arab Emirates
FloaTEC, LLC	50	Delaware
Global Energy -McDermott Limited	100	British Virgin Islands
Greenbank Terotech Pty. Limited	50	Australia
Gumbo Insurance Company, Ltd.	100	Bermuda
Halley & Mellowes Pty. Ltd.	50	Australia
Honore Insurance Company, Ltd.	100	Bermuda
Hudson Engineering (Canada), Ltd.	100	Canada
Hudson Engineering and Project Management Corporation	100	Texas
Hudson Engineering Company, Inc.	100	Delaware
Hudson Engineering Corporation	100	Texas
Hudson Engineering International, Inc.	100	Panama
Hydro Marine Services, Inc.	100	Panama
Initec, Astano y McDermott International Inc., S.A.	50	Spain
International Vessels Ltd.	100	Mauritius
J. Ray McDermott & Co., Inc.	100	Delaware
J. Ray McDermott (Aust.) Holding Pty. Limited	100	Australia
J. Ray McDermott (Nigeria) Ltd.	100	Nigeria
J. Ray McDermott (U.S.) Diving, Inc.	100	Delaware
J. Ray McDermott Asia Pacific Pte. Ltd.	100	Singapore
J. Ray McDermott Contractors, Inc.	100	Panama
J. Ray McDermott de Mexico, S.A. de C. V.	100	Mexico
J. Ray McDermott Diving International, Inc.	100	Panama
J. Ray McDermott Eastern Hemisphere Limited	100	Mauritius
J. Ray McDermott Engineering Holdings, Inc.	100	Delaware
J. Ray McDermott Engineering, LLC	100	Texas
J. Ray McDermott Far East, Inc.	100	Panama
J. Ray McDermott Gulf Contractors, Inc.	100	Texas

*	See last page of this Schedule for footnote.

Name	% Owned	Jurisdiction of Organization
J. Ray McDermott Holdings, Inc.	100	Delaware
J. Ray McDermott International Services Limited	100	United Kingdom
J. Ray McDermott International Vessels, Ltd.	100	Cayman Islands
J. Ray McDermott International, Inc.	100	Panama
J. Ray McDermott Investments B.V.	100	Netherlands
J. Ray McDermott Middle East (Indian Ocean), Ltd.	100	Mauritius
J. Ray McDermott Middle East, Inc.	100	Panama
J. Ray McDermott Newfoundland, Ltd.	100	Newfoundland
J. Ray McDermott Solutions, Inc.	100	Delaware
J. Ray McDermott Spars, Inc.	100	Delaware
J. Ray McDermott Technology, Inc.	100	Delaware
J. Ray McDermott Underwater Services, Inc.	100	Delaware
J. Ray McDermott Underwater Services, Inc.	100	Panama
J. Ray McDermott Venture Holdings, Inc.	100	Panama
J. Ray McDermott West Africa Holdings, Inc.	100	Delaware
J. Ray McDermott West Africa, Inc.	100	Delaware
J. Ray McDermott, Inc.	100	Delaware
J. Ray McDermott, S.A.	100	Panama
Lagniappe Insurance Company, Ltd.	100	Bermuda
Macshelf Ltd	50	United Kingdom
Malmac Sdn. Bhd.	55	Malaysia
Marine Contractors, Inc.	100	Panama
Marine Servicos de Construcao Ltda.	100	Brazil
McDermott (Abu Dhabi) Operating Company, Inc.	100	Panama
McDermott (Dubai) Operating Company, Inc.	100	Panama
McDermott (Malaysia) Sendirian Berhad	100	Malaysia
McDermott Abu Dhabi Offshore Construction Company	49	United Arab Emirates
McDermott Amur, Inc.	100	Panama
McDermott APG Services Limited	50	United Kingdom
McDermott Arabia Company Limited	49	Saudi Arabia
McDermott Azerbaijan Marine Construction, Inc.	80	Panama
McDermott Azerbaijan Pipelines, Inc.	100	Panama
McDermott Azerbaijan, Inc.	100	Panama
McDermott Caspian Contractors, Inc.	100	Panama
McDermott Cayman Ltd.	100	Cayman Islands
McDermott Central & Eastern Europe, Inc.	100	Panama
McDermott Employee Relief Fund	100	Texas
McDermott Engineering Houston, LLC	100	Texas
McDermott Engineering London, Inc.	100	Panama
McDermott Engineering Pte. Ltd.	100	Singapore
McDermott Far East, Inc.	100	Panama
McDermott Gulf Operating Company, Inc.	100	Panama
McDermott Holdings (U.K.) Limited	100	United Kingdom
McDermott Incorporated	100	Delaware
McDermott Industries (Aust.) Pty. Limited	100	Australia
McDermott International Asset Management, Ltd.	100	Bahamas
McDermott International B.V.	100	Netherlands
McDermott International Beijing, Inc.	100	Panama

Name	% Owned	Jurisdiction of Organization
McDermott International Engineering & Construction Co., Ltd.	100	Cayman Islands
McDermott International Finance Co., Inc.	100	Panama
McDermott International Investments Co., Inc.	100	Panama
McDermott International Marine Investments N.V.	100	Netherlands Antilles
McDermott International Marketing, Inc. (incorporated 12/30/94)	100	Panama
McDermott International Marketing, Inc. (incorporated 11/14/95)	100	Panama
McDermott International Project Management, Inc.	100	Panama
McDermott International Trading (Holland 3) B.V.	100	Netherlands
McDermott International Trading (Holland1) B.V.	100	Netherlands
McDermott International Trading Co., Inc.	100	Panama
McDermott Marine Construction Limited	100	United Kingdom
McDermott Marine UK Limited	100	United Kingdom
McDermott Offshore Services Company, Inc.	100	Panama
McDermott Old JV Office, Inc.	100	Panama
McDermott Overseas Investment Co. N.V.	100	Netherlands Antilles
McDermott Overseas, Inc.	100	Panama
McDermott Sakhalin, Inc.	100	Panama
McDermott Servicos de Construcao, Ltda.	100	Brazil
McDermott Shipbuilding, Inc.	100	Delaware
McDermott South East Asia Pte. Ltd.	100	Singapore
McDermott South East Asia Pte. Ltd.	100	Singapore
McDermott Submarine Cable Systems Limited	79	United Kingdom
McDermott Technology, Inc.	100	Delaware
McDermott Trade Corporation	100	Delaware
McDermott Venmac 4, Inc.	100	Panama
McDermott West Indies Company	100	United Arab Emirates
McDermott-ETPM East (Mauritius) Ltd.	100	Mauritius
McDermott-ETPM East, Inc.	100	Panama
McDermott-ETPM Far East, Inc.	100	Panama
McDermott-ETPM, Inc.	100	Panama
McNeth B.V.	100	Netherlands
Menck B.V.	100	Netherlands
Menck Holdings B.V.	100	Netherlands
Mentor Engineering Consultants Limited	100	United Kingdom
Mentor Engineering, Inc.	100	Delaware
Mentor Subsea Technology Services, Inc.	100	Delaware
MIMCO, Inc.	100	Panama
Nooter/Eriksen -Babcock & Wilcox, L.L.C.	50	Missouri
North Atlantic Vessel, Inc.	100	Panama
Northern Marine Services, Inc.	100	Panama
Oak Ridge Security Associates, L.L.C.	49	Delaware
Oceanic Red Sea Company	100	United Arab Emirates
Offshore Angola, Ltd.	100	Cayman Islands
Offshore Hyundai International, Ltd.	50	Cayman Islands
Offshore Pipelines Far East Limited	100	Vanuatu
Offshore Pipelines International Gulf E.C.	100	Bahrain
Offshore Pipelines International, Ltd.	100	Cayman Islands
Offshore Pipelines Nigeria Limited	60	Nigeria

Name	% Owned	Jurisdiction of Organization
Offshore Pipelines Sdn. Bhd.	100	Malaysia
Offshore Pipelines, Inc.	100	Delaware
Offshore Power Generation Ltd.	100	Cayman Islands
Offshore Production & Salvage, Inc.	100	Delaware
Offshore Production Vessels, Ltd.	100	Cayman Islands
OPI International Vessels, Ltd.	100	Cayman Islands
OPI International, Inc.	100	Delaware
OPI Vessels, Inc.	100	Delaware
OPMI, E.C.	100	Bahrain
OPMI, Ltd.	100	Cayman Islands
P. T. Armandi Pranaupaya	100	Indonesia
P. T. Babcock & Wilcox Indonesia	49	Indonesia
P. T. Bataves Fabricators	80	Indonesia
P. T. Jay Ray	100	Indonesia
P. T. McDermott Indonesia	49	Indonesia
Pirogue Insurance Company, Ltd.	100	Bermuda
POGC Sensor Technology Pty. Limited	50	Australia
Power Systems Sunnyside Operations GP, Inc.*	100	Delaware
Power Systems Sunnyside Operations LP, Inc.*	100	Delaware
PT. J. Ray McDermott Indonesia	100	Indonesia
Rocky Flats Technical Associates, Inc.	33	Colorado
Sabine River Realty, Inc.	100	Louisiana
Safe Sites of Colorado, L.L.C.	35	Delaware
Saudi OPMI Company Limited	40	Saudi Arabia
SOFCO Holdings LLC	100	Delaware
SOFCo L. P.	100	Delaware
SOFCo-EFS Holdings LLC	100	Delaware
Spars International Inc.	50	Texas
SparTEC, Inc.	100	Delaware
Tallares Navales del Golfo, S.A. de C.V.	95	Mexico
TL Marine Sdn. Bhd.	49	Malaysia
Trispec Technical Services Ltd.	50	Canada
Valveco Industries Pty. Ltd.	50	Australia
Varsy International N.V.	100	Netherlands Antilles
Wagley, Inc.	100	Alaska
Washington Group BWXT Operating Services, LLC	50	Delaware
WD 140 Platform LLC	45	Louisiana
Williams-McWilliams Construction Co., Inc.	100	Delaware
145012 British Columbia Ltd.	100	Canada
2532-9673 Quebec Inc.	100	Canada
349114 Alberta Ltd.	100	Canada
418718 Alberta Ltd.	100	Canada
A. M. Lockett & Co., Limited*	100	Louisiana
Amcermet Corporation*	100	North Carolina
Ash Acquisition Company*	100	Delaware
B&W Clarion, Inc.*	100	Delaware
B&W Ebensburg Pa., Inc.*	100	Pennsylvania
B&W Energy Investments, Inc.	100	Delaware

Name	% Owned	Jurisdiction of Organization
B&W Fort Worth Power, Inc.*	100	Delaware
B&W Fuel, Inc.	100	Delaware
B&W North Branch G.P., Inc.	100	Delaware
B&W North Branch L.P., Inc.	100	Delaware
B&W Nuclear, Inc.	100	Delaware
B&W Saba, Inc.*	100	Delaware
B&W Triso Corporation	100	Delaware
B&W Tubular Products Limited*	100	Canada
B.C. Bridge & Dredging Co. Ltd.	100	Canada
Babcock & Wilcox (Cyprus) Limited	100	Cyprus
Babcock & Wilcox Canada Leasing Ltd.*	100	Canada
Babcock & Wilcox General Contracting Company*	100	Delaware
Babcock & Wilcox Government Services Company*	100	Delaware
Babcock & Wilcox Industries Ltd.*	100	Canada
Babcock & Wilcox International Sales Corporation*	100	Louisiana
Babcock & Wilcox International Sales Corporation*	100	Delaware
Babcock & Wilcox Jonesboro Power, Inc.*	100	Delaware
Babcock & Wilcox Refractories Limited*	100	Canada
Babcock & Wilcox Services, Inc.*	100	Delaware
Babcock & Wilcox Tracy Power, Inc.	100	Delaware
Babcock & Wilcox Victorville Power, Inc.*	100	Delaware
Babcock PFBC, Inc.*	100	Delaware
Babcock Southwest Construction Corporation*	100	Delaware
Badya Builders, Inc.	100	Panama
Bailey Meter Company*	100	Massachusetts
Bailey Meter Company Limited*	100	Canada
Bailey Meter GmbH*	100	Germany
C.C. Moore & Company Engineers*	100	California
Chemtain Corporation	100	Texas
Clarion Energy, Inc.*	100	Delaware
Constructora Tropical, S.A.	100	Mexico
Control Components France*	100	France
Control Components Italy S.R.L.*	100	Italy
Control Components, Inc.*	100	Delaware
Control Components, Inc.*	100	California
Delta Birwelco, Inc.	100	Delaware
Delta Catalytic Environmental Services Ltd.	100	Canada
Delta Catalytic International Corp.	100	Canada
Delta Hudson Government Services, Inc.	100	Delaware
Delta Projects (Eastern) Limited	100	Canada
Delta Serv-Tech Ltd.	100	Canada
Detroit Broach & Machine Corporation*	100	Michigan
Diamond Blower Company Limited*	100	United Kingdom
Diamond Canapower Ltd.*	100	Canada
Diamond Power Korea Inc.	100	Korea
Diamond Power Specialty (Japan) Ltd.*	100	Japan
Diamond Power Specialty Corporation*	100	Delaware
Diamond Power Specialty Corporation*	100	Ohio

Name	% Owned	Jurisdiction of Organization
Diamond Power Specialty GmbH*	100	Germany
‘Dick’ Evans, Inc.	100	Louisiana
Diescher Tube Mills, Inc.*	100	Delaware
Ebensburg Energy, Inc.*	100	Delaware
EPC Business Trust*	100	Pennsylvania
Ferry-Diamond Engineering Company Limited*	100	United Kingdom
Globe Steel Tubes Corporation*	100	Wisconsin
Greer Land Co.*	100	South Carolina
Harvey Lumber & Supply Company, Inc.	100	Louisiana
Heavy Lift Chartering, Inc.	100	Panama
Holmes Insulations Limited*	100	Canada
Hudson Engineering (Australia) Ltd.	100	Delaware
Hudson Pan American Corporation	100	Delaware
Hudson Products Aktiebolag	100	Sweden
Hychem Constructors, Inc.	100	Texas
Industrial Tank & Tower Co., Inc.	100	Louisiana
Ingenieria Petrolera Maritima, S.A. de C.V.	100	Mexico
International Disarmament Corporation	100	Delaware
Iranian Marine Contractors, Inc.	100	Panama
J. Ray McDermott (U.K.), Inc.	100	Panama
J. Ray McDermott (Venezuela), C.A.	100	Venezuela
J. Ray McDermott Arctic Ltd.	100	Alberta
J. Ray McDermott International Services (No. 1) Limited	100	United Kingdom
J. Ray McDermott London, Ltd.	100	United Kingdom
J. Ray McDermott Marine Construction AS	100	Norway
J. Ray McDermott Offshore Chartering (U.S.), Inc.	100	Delaware
J. Ray McDermott Venture Holdings (U.S.), Inc.	100	Delaware
Jaramac Associated Services, Ltd.	100	United Kingdom
Jaramac Petroleum (U.K.) Limited	100	United Kingdom
Khafji Contractors, Inc.	100	Panama
Khor Contractors, Inc.	100	Panama
McAntille, N.V.	100	Netherlands Antilles
McDermott de Mexico, S.A. de C.V.	100	Mexico
McDermott Denmark ApS	100	Denmark
McDermott Energy Services, Inc.	100	Denmark
McDermott Engineers & Constructors (USA) Inc.	100	Texas
McDermott Enterprises France, S.A.	100	France
McDermott Europe Marine Services, Ltd.	100	United Kingdom
McDermott Heat Transfer Company*	100	Delaware
McDermott Hudson S.A.R.L.	100	France
McDermott Industries, Inc.	100	Delaware
McDermott Inland Services, Inc.	100	Delaware
McDermott International (Deutschland) GmbH	100	Germany
McDermott International Aviation Co., Inc.	100	Delaware
McDermott International Aviation, Inc.	100	Delaware
McDermott International Engineering Investment N.V.	100	Netherlands Antilles
McDermott International General Services, Inc.	100	Panama
McDermott International Marine Services, Inc.	100	Panama

Name	% Owned	Jurisdiction of Organization
McDermott International Trading Company AG	100	Switzerland
McDermott Marketing Services, Inc.	100	Delaware
McDermott Neutral Zone, Inc.	100	Panama
McDermott Norway, Inc.	100	Delaware
McDermott Petroleum (Iran), Inc.	100	Delaware
McDermott Productos Industriales de Mexico, S.A. de C.V.*	100	Mexico
McDermott Project Management, Inc.	100	Delaware
McDermott Singapore Pte. Ltd.	100	Singapore
McDermott Submarine Cable Ltd.	100	United Kingdom
McDermott Transition Co., Inc.	100	Delaware
McDermott UAR, Inc.	100	Panama
McDermott-ETPM East B.V.	100	Netherlands
McDermott-ETPM East N.V.	100	Netherlands Antilles
MIT (Hong Kong) Trading Limited	100	Hong Kong
National Drill & Manufacturing Co.*	100	West Virginia
National Ecology (Alabama) Incorporated*	100	Delaware
National Ecology (Utah) Incorporated*	100	Delaware
North Branch Power Company L.P.	100	Delaware
Nuclear Materials and Equipment Corporation*	100	Delaware
Offshore Petroleum Divers, Inc.	100	Delaware
Offshore Pipelines (Mauritius) Ltd.	100	Mauritius
OPI Offshore Netherlands Holding B.V.	100	Netherlands
OPI Sales & Service Corporation	100	Barbados
OPI Towing & Supply, L.L.C.	100	Louisiana
Paradigm Constructors Ltd.	100	Alberta
Personal Administrativo de Vera Cruz, S.A. de C.V.	100	Mexico
Personal Ejecutivo de Veracruz, S.A. de C.V.	100	Mexico
Piedmont Tool Machine Company*	100	South Carolina
Productos de Caolin, Inc.*	100	Delaware
PSO Caribbean, Inc.*	100	Delaware
Samburg Holdings, Inc.	100	Texas
Sharman, Allen, Gay & Taylor, S.A.	100	Panama
Sunland Construction Co., Inc.*	100	Delaware
The Evelyn Kay Company	100	Delaware
The Roger Thomas Company	100	Delaware
The Rosalie E. Company	100	Delaware
The Walter E. Company	100	Delaware
W. F. and John Barnes Company*	100	Illinois

*	These Entities are listed as MII Indemnified Parties only for purposes of Section 3.2(a) of the Non-Debtor Affiliate Settlement Agreement.

Exhibit A

As provided in Section 6 of this Promissory Note (this “Note”), this Note and the indebtedness evidenced hereby are subject to the setoff and payment obligation reduction provisions set forth in Sections 7.1 and 7.2 of the within-referenced Settlement Agreement. The holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of Sections 7.1 and 7.2 of such Settlement Agreement.

Except as provided in Section 9 of this Note, neither this Note nor any interest herein may be assigned without the prior written consent of the maker hereof, which consent may be withheld in the sole discretion of the maker hereof.

This Note has not been registered under the Securities Act of 1933 and may be sold or otherwise transferred only if the holder hereof complies with that law and other applicable securities laws.

PROMISSORY NOTE

$250,000,000.00	February 22, 2006
New Orleans, Louisiana

FOR VALUE RECEIVED, The Babcock & Wilcox Company, a Delaware corporation (herein referred to as the “Maker”), hereby promises and agrees to pay to the order of The Babcock & Wilcox Company Asbestos PI Trust (the “Holder”) the principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), together with interest on the unpaid principal sum from (and including) December 1, 2006 until (but excluding) the Maturity Date (as hereinafter defined), at the rate of seven percent (7.0%) per annum as hereinafter provided, in each case subject to the terms and conditions hereof, including the provisions of Section 1(b). Interest hereunder shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. References in this Promissory Note (this “Note”) to the “Settlement Agreement” mean that certain Settlement Agreement made as of February 21, 2006 by and among the Maker, the Holder, McDermott International, Inc., a Panamanian corporation of which the Maker is an indirect, wholly owned subsidiary (“MII”), McDermott Incorporated, a Delaware corporation and a direct, wholly owned subsidiary of MII (“MI”), Babcock & Wilcox Investment Company, a Delaware corporation and a direct, wholly owned subsidiary of MI (“BWICO”), Diamond Power International, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Maker, Americon, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Maker (“Americon”), Babcock & Wilcox Construction Co., Inc., a Delaware corporation and a direct, wholly owned subsidiary of Americon, the Asbestos Claimants Committee referred to therein, the Legal Representative for Future Asbestos-Related Claimants referred to therein, and the Apollo/Parks Township Trust referred to therein.

1.	Payment Obligations.

(a)

Principal and Interest. Subject to Section 1(b), the principal amount of this Note shall be payable in five equal annual installments of $50,000,000 each, commencing on December 1, 2007 and continuing on each anniversary thereof through and including December 1, 2011 (the “Maturity Date”), at which time the remaining unpaid principal amount of this Note shall be paid in full. Each such payment date, including the Maturity Date, is referred to herein as a “Scheduled Principal Payment Date.” Subject to Section 1(b), interest on the unpaid principal amount of this Note shall begin to accrue on December 1, 2006 and shall be payable on each June 1 and December 1 thereafter through the Maturity Date (each, an “Interest Payment Date”), in each case to the extent interest has accrued from (and including) the date of the then most recent prior payment of interest to (but excluding) such Interest Payment Date. Payments of principal and interest shall be made in lawful money of the United States of America, by (i) check or (ii) wire transfer of immediately available funds to such bank account of the Holder as the Holder may designate from time to time by at least thirty (30) days’ prior written notice to the Maker. Any payment (excluding any prepayment) on or in respect of this Note shall be applied first to accrued but unpaid interest and then to the principal balance hereof. The unpaid principal may, at the option of the Maker, be prepaid, in whole or in part, at any time without premium or penalty, through the payment of an amount equal to 100% of the principal amount being prepaid, together with all accrued and unpaid interest on this Note to (but excluding) the date of the prepayment. At such time as this Note is paid or prepaid in full, it shall be surrendered to the Maker and cancelled and shall not be reissued. Anything in this Note to the contrary notwithstanding, any payment that is due on a date other than a Business Day (as hereinafter defined) shall be made on the next succeeding Business Day (and such extension of time shall not be included in the computation of interest). As used in this Note, the term “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in New York City are required or authorized by law to be closed.

(b)	Payment Obligations Condition Precedent. Except for the $25,000,000 payment described in this Section 1(b), payment obligations under this Note shall only arise if the U.S. federal legislation designated (as of the date of this Note) as Senate Bill 852 (also referred to as the “Fairness in Asbestos Injury Resolution Act” or the “FAIR Act”), or any other U.S. federal legislation designed, in whole or in part, to resolve asbestos-related personal injury claims through the implementation of a national trust (any such legislation, including the FAIR Act, being referred to herein as “Asbestos Resolution Legislation”), has not been enacted and become law on or before November 30, 2006 (the “Payment Obligations Condition Precedent”); provided, however, that:

(i)

if Asbestos Resolution Legislation is enacted and becomes law on or before November 30, 2006 and is not subject to a legal proceeding as of January 31, 2007 which challenges the constitutionality of such Asbestos Resolution Legislation (any such proceeding being a “Challenge Proceeding”), the Payment Obligations Condition Precedent shall be deemed not to have been

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satisfied, the only payment to be made under this Note shall be $25,000,000 (which payment shall be made by the Maker on the first Scheduled Principal Payment Date), the covenants set forth in Section 2 shall terminate, the Guaranties (as hereinafter defined) shall terminate, and this Note shall be deemed paid in full and cancelled automatically pursuant to its terms, no interest shall be deemed to have accrued hereunder, the Pledge Agreement shall terminate, and the Collateral (as defined in Section 1(c)) shall be released and returned to BWICO free and clear of any security interest (at no cost or expense to the Maker or either Guarantor (as hereinafter defined)) as promptly as practicable; and

(ii)	if Asbestos Resolution Legislation is enacted and becomes law on or before November 30, 2006, but is subject to a Challenge Proceeding as of January 31, 2007, the Payment Obligations Condition Precedent shall be deemed not to have been satisfied and any payments under this Note (other than a payment of principal in the amount of $25,000,000 to be made on December 1, 2007) shall be suspended (any period of suspension as provided in this Section 1(b)(ii) being a “Suspension Period”) until either:

(A)

there has been a final, non-appealable judicial decision with respect to such Challenge Proceeding to the effect that the Asbestos Resolution Legislation is unconstitutional as generally applied to debtors in Chapter 11 proceedings whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Maker as of September 1, 2005 (in a Chapter 11 proceeding with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the Asbestos Resolution Legislation, in which event: (1) the Payment Obligations Condition Precedent shall be deemed to have been satisfied on the first day following the later of (a) the date of such judicial decision and (b) the expiration of the last of any applicable periods of appeal from such judicial decision; (2) within thirty (30) days of the receipt of written notice delivered by the Holder to the Maker and the United States Bankruptcy Court for the Eastern District of Louisiana (the “Bankruptcy Court”) of such judicial decision or such expiration of the applicable periods of appeal (as applicable), interest on this Note held in the escrow account referred to below shall be paid to the Holder; and (3) principal payments and interest shall be payable on this Note as described in Section 1(a) (with a one-time payment of any such principal payments that would have become due during the Suspension Period but for the application of

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the foregoing provisions (after deducting the payment, if previously made, of the $25,000,000 amount referred to above), which payment shall be made within thirty (30) days of receipt of the written notice by the Maker and the Bankruptcy Court referred to in the immediately preceding clause (2)); or

(B)	there has been a final nonappealable judicial decision with respect to such Challenge Proceeding which resolves the Challenge Proceeding in a manner other than as contemplated by the immediately preceding clause (A), in which event: (1) the Payment Obligations Condition Precedent shall be irrevocably deemed not to have been satisfied; and (2) as of the later of the date that decision becomes final and nonappealable or the date the $25,000,000 amount referred to above in this Section 1(b)(ii) has been paid by the Maker, (a) this Note shall be deemed to have been paid in full and shall be cancelled; (b) the funds in the escrow account referred to below shall be turned over to the Maker; (c) the covenants set forth in Section 2 shall terminate; (d) the Guaranties shall terminate; (e) the Pledge Agreement shall terminate; and (f) the Collateral shall be released and returned to BWICO free and clear of any security interest (at no cost or expense to the Maker or either Guarantor) as promptly as practicable.

During any Suspension Period, interest shall be paid on this Note as required by Section 1(a) into an escrow account established by the Maker for such purpose with a national bank or trust company which regularly acts as an escrow agent in commercial transactions, which escrow account shall remain until such time as there has been a final, non-appealable judicial decision (to either effect contemplated by this Section 1(b)) with respect to the Challenge Proceeding that gave rise to the Suspension Period, as evidenced by a written notice with respect thereto delivered by either (i) the Holder to the Maker and the Bankruptcy Court or (ii) the Maker to the Holder and the Bankruptcy Court.

(c)	As further provided in Section 5, MII and BWICO (each a “Guarantor”) are guaranteeing the payment obligations of the Maker under this Note. Pursuant to the provisions of the Pledge and Security Agreement dated as of the date of this Note to which BWICO and the Holder are parties (the “Pledge Agreement”), the guarantee obligations of the Guarantors are being secured by a security interest in all of the capital stock of the Maker outstanding as of the date of this Note (the “Collateral”). Each of the Maker and the Guarantors sometimes is referred to herein as an “Obligor.”

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2.	Certain Covenants. The Obligors hereby covenant and agree as follows, after the date of the Note and until such time as this Note has been paid in full or deemed to have been paid in full pursuant to the provisions of Section 1(b):

(a)	Maintenance of existence. Except as permitted by Section 2(h), each Obligor shall maintain its corporate existence and remain in good standing in its jurisdiction of incorporation.

(b)	Continuation of business. Each Obligor shall continue its principal lines of business carried on as of the date of this Note, except where the board of directors of such Obligor determines in good faith that the discontinuation of a line of business would not reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of such Obligor and its subsidiaries, taken as a whole.

(c)	Maintenance of insurance. Each Obligor shall maintain or cause to be maintained insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as the board of directors of such Obligor determines in good faith to be customary in its respective industries.

(d)	Maintenance of books and records. Each Obligor shall maintain its accounting books and records in accordance with accounting principles generally accepted in the United States (“GAAP”) in all material respects, to the extent applicable.

(e)	Compliance with laws. Each Obligor shall comply with all laws and governmental regulations applicable to it, except to the extent that the failure to so comply would not have a material adverse effect on the business, financial condition, or results of operations of such Obligor and its subsidiaries, taken as a whole.

(f)	Delivery of financial statements. MII shall deliver to the Holder (i) annual audited consolidated financial statements of MII and its consolidated subsidiaries, (ii) if otherwise available, annual audited financial statements of the Maker and BWICO (provided that this clause will not require preparation of such audited financial statements if they are not otherwise available) and (iii) unaudited consolidating financial statements of BWICO and MII, in each case no later than ninety (90) days after the end of each such Obligor’s fiscal year-end or as soon as otherwise available.

(g)	Notification of default. Each Obligor shall notify the Holder, within ten (10) Business Days after receipt by such Obligor, of any notice of default received by it under any agreement or instrument governing or creating any material Indebtedness (as hereinafter defined) of such Obligor or any of its consolidated subsidiaries. As used in this Note, “Indebtedness” means, with respect to any Obligor, without duplication:

(i)	indebtedness of such Obligor for borrowed money;

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(ii)	obligations of such Obligor evidenced by debentures, promissory notes, or other similar instruments;

(iii)	obligations of such Obligor in respect of letters of credit, bankers’ acceptances, or other similar instruments, excluding obligations in respect of trade letters of credit, bankers’ acceptances, or other similar instruments issued in respect of trade payables or similar obligations to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of such Obligor is paid with 30 Business Days;

(iv)	obligations of such Obligor to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities in accordance with GAAP, excluding trade payables, advances on contracts, deferred compensation and similar liabilities arising in the ordinary course of business of such Obligor (obligations of the kind referred to in this clause (iv) are hereinafter referred to as “Purchase Money Indebtedness”); and

(v)	rent obligations of such Obligor as lessee under any lease arrangement classified as a capital lease on the balance sheet of such Obligor in accordance with GAAP.

(h)	Restrictions on divestitures, mergers and consolidations. BWICO shall not sell the outstanding common stock of the Maker to any entity that is not an Obligor or a consolidated subsidiary of an Obligor (excluding J. Ray McDermott, S.A. or any of its subsidiaries). None of the Obligors shall enter into any merger or consolidation transaction pursuant to which any of them is acquired by an entity that is not an Obligor without the prior written consent of the Holder, which consent shall not be unreasonably withheld or delayed. Neither the Maker nor MII shall sell all of its assets or its assets substantially as an entirety (whether in a single transaction or a series of related transactions), without the prior written consent of the Holder (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, this covenant shall not restrict any transaction pursuant to which the remaining principal balance of this Note (and all accrued and unpaid interest on this Note) is paid in full concurrently with the closing of such transaction.

(i)

Subordination of additional Indebtedness. Any Indebtedness incurred by the Maker after the date of this Note will be expressly subordinated (pursuant to customary subordination provisions as determined by the

6

Maker in good faith upon advice from a nationally recognized investment banking firm) to the indebtedness under this Note, except for any such incurrence by the Maker under or in connection with any (i) facilities for working capital, letters of credit (including facilities relating to Indebtedness incurred to provide collateral for letters of credit and similar instruments, or so-called “synthetic letter of credit facilities”) or bonding requirements entered into, issued, or obtained in the ordinary course of business or as part of the Exit Financing (as defined in the Plan of Reorganization referred to in the Settlement Agreement), and any replacements, refinancings, renewals, or extensions of any of the foregoing, (ii) letters of credit, bankers’ acceptances, bonds (including industrial revenue bonds), capital leases, or similar instruments entered into, issued, or obtained in the ordinary course of business, (iii) Purchase Money Indebtedness arrangements entered into in the ordinary course of business, (iv) replacements, refinancings, renewals, or extensions of any Indebtedness outstanding as of the date of this Note (provided that, in the case of any Indebtedness incurred in accordance with this clause (iv), the principal amount of the Indebtedness incurred does not materially exceed the principal amount of the Indebtedness being replaced, refinanced, renewed, or extended, plus any associated premiums, fees and expenses), or (v) guaranties, surety arrangements, interest rate protection arrangements and similar arrangements of or with respect to any Indebtedness described in any of the immediately preceding clauses (i) through (iii) (the debt arrangements referred to in the immediately preceding clauses (i) through (v) are collectively referred to herein as the “Specified Debt Arrangements”).

(j)	Prohibitions on incurrence of new liens. The Maker shall not grant any liens on its assets to secure any Indebtedness, other than Indebtedness pursuant to any of the Specified Debt Arrangements.

(k)	Restrictions on certain guaranties. The Maker shall not provide a guaranty of the obligations of any entity that is not a consolidated subsidiary of the Maker (or a joint venture or other similar business arrangement formed or invested in by the Maker or any of its subsidiaries) without the prior written consent of the Holder (which consent will not be unreasonably withheld or delayed).

(l)

Restrictions on transactions with affiliates. The Maker shall not engage in any transactions with affiliated entities (other than its consolidated subsidiaries) other than on an arm’s-length basis in the ordinary course of business, except as permitted by Section 2(m) or pursuant to existing agreements, including the Support Services Agreement dated as of January 1, 2000 to which the Maker is a party, any amendments thereto that do not materially change the rights or obligations of the parties thereto in any manner that would be adverse to the Holder in any material respect, the Tax Allocation Agreement dated as of January 1, 2000 to which the

7

Maker is a party, any amendments thereto that do not materially change the rights or obligations of the parties thereto in any manner that would be adverse to the Holder in any material respect, the Amended and Restated Indemnification Agreements dated as of February 21, 2000 to which the Maker is a party, any amendments thereto that do not materially change the rights or obligations of the parties thereto in any manner that would be adverse to the Holder in any material respect, and any replacement or similar inter-company agreements approved by the board of directors of the Maker in good faith, and except for the spin-off of the Maker’s pension arrangements in a manner consistent with MII’s prior public disclosure thereof (as reflected in MII’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, prior to the date of this Note).

(m)	Restricted payments. The Maker shall not pay any dividends or make any similar distributions to BWICO; provided, however, that this covenant shall not restrict the Maker from making any dividends, similar distributions, or payments in order to fund the $350,000,000 cash payment being made concurrently with the issuance of this Note (as contemplated by the Settlement Agreement), any dividends, similar distributions, or payments in order to fund the amount that may become payable pursuant to the Contingent Payment Right (as defined in the Settlement Agreement), any payments under this Note, or any payments to reimburse the Guarantors for any amounts paid by either of them pursuant to the Guaranties; provided, further, that: (i) after any payment due and owing in respect of the Contingent Payment Right has been paid in full, in the event the Maker accumulates cash in excess of $75,000,000 (other than pursuant to borrowings under any of the Specified Debt Arrangements), this covenant shall not restrict the Maker from paying dividends from time to time to the extent of such excess, so long as the Maker is not in default under this Note at the time any such dividend is declared or paid; and (ii) in the event of any Suspension Period as contemplated by Section 1(b)(ii), the Maker may from time to time pay dividends or make similar distributions to BWICO so long as an amount equal to any such dividend is placed in the escrow account contemplated by Section 1(b)(ii) to satisfy any contingent payments with respect to the Contingent Payment Right or payment obligations under this Note, until such time as such Suspension Period ends.

(n)	Prohibition on certain loans. The Maker shall not make loans to any entity that is not a consolidated subsidiary of the Maker or a joint venture or other similar business arrangement formed or invested in by the Maker or any of its consolidated subsidiaries without the prior written consent of the Holder (which consent shall not be unreasonably withheld or delayed), other than loans to customers, vendors, and subcontractors in the ordinary course of business.

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(o)	Covenant in event of foreclosure of security interest. In the event the Holder forecloses on its security interest in the Collateral pursuant to the provisions of the Pledge Agreement, the Obligors will cooperate in the transition of the Maker to a stand-alone operating entity.

3.	Events of Default and Remedies.

(a)	Events of Default. So long as this Note has not been paid in full, each of the following events will constitute an “Event of Default”:

(i)	any default in the payment of the principal or accrued interest payable under this Note, as and when the same shall become due and payable, and continuance of such default for a period of ten (10) days after the Maker’s receipt of a Default Notice (as hereinafter defined) from the Holder with respect to such default;

(ii)	any breach of any of the covenants contained in Section 2, and continuance of such breach for a period of thirty (30) days after the Maker’s receipt of a Default Notice from the Holder with respect to such breach;

(iii)	commencement of an involuntary case or other proceeding against any Obligor seeking (A) liquidation, reorganization, or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, custodian, or trustee of any Obligor or for all or substantially all the property and other assets of any Obligor, or (C) the winding up or liquidation of the affairs of any Obligor, if, in the case of any of (A), (B), or (C) above, such case or proceeding shall remain unstayed and undismissed for a period of sixty (60) days;

(iv)	(A) commencement of a voluntary case by any Obligor under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) consent by any Obligor to the entry of an order for relief in an involuntary case against such Obligor under any such law, (C) consent by any Obligor to the appointment or taking possession by a receiver, liquidator, custodian, or trustee of such Obligor or for all or substantially all its assets, or (D) a general assignment by any Obligor for the benefit of its creditors; or

(v)	the failure by MI to make, or to cause one or more of its subsidiaries to make, the required payment with respect to the Contingent Payment Right, on a timely basis in accordance with the provisions of the Settlement Agreement following the satisfaction of the Payment Obligations Condition Precedent and the vesting of the Contingent Payment Right pursuant to the terms of the Settlement Agreement.

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(b)	Remedies. If an Event of Default specified in Section 3(a)(i), (ii), or (v) shall occur, then the Holder may, by written notice to the Maker (a “Default Notice”), so long as the Event of Default is continuing, declare all unpaid principal and accrued interest under this Note immediately due and payable without further presentment, demand, protest, or further notice, all of which are hereby expressly waived by the Maker. If any Event of Default specified in Section 3(a)(iii) or (iv) shall occur, then, without any notice to the Maker or any other act by the Holder, the entire principal amount of this Note (together with all accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Maker.

(c)	Expenses. If an Event of Default shall occur, the Maker shall pay, and save the Holder harmless against liability for the payment of, all reasonable expenses, including reasonable attorneys’ fees, incurred by the Holder in enforcing its rights hereunder.

4.	Waivers; Amendments. Except as set forth in Sections 3(a)(i), 3(a)(ii), and 3(b), to the extent permitted by applicable law, each Obligor hereby expressly waives demand for payment, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against the Maker with respect to this Note. The Obligors agree that the Holder may extend the time for repayment or accept partial payment an unlimited number of times without discharging or releasing any of the Obligors from their respective obligations under this Note (including the Guaranties). No delay or omission on the part of the Holder in exercising any power or right in connection herewith shall operate as a waiver of such right or any other right under this Note (including the Guaranties), nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification, or waiver of any provision of this Note (including the Guaranties), nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.

Guaranties. (a) Subject to the terms and conditions of this Note, the Guarantors hereby, jointly and severally, unconditionally guarantee to the Holder the prompt and complete payment in cash when due, subject to any applicable grace periods and notice requirements set forth in this Note, of all the Maker’s payment obligations to the Holder under this Note (the “Obligations”). An Event of

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Default under this Note shall constitute an event of default under the guaranties of the Guarantors provided in this Section 5 (the “Guaranties”), and shall entitle the Holder to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations. The Guaranties constitute guarantees of payment when due and not of collection.

(b)	Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent transfers or conveyances or to the insolvency of debtors (after giving effect to any right of contribution from the other Guarantor).

(c)	The Guarantors shall not exercise any rights which they may acquire by way of subrogation to the rights of the Holder hereunder until all the Obligations shall have been paid in full. Subject to the foregoing, upon payment of all the Obligations, the Guarantors shall be subrogated to the rights of the Holder against the Maker, and the Holder agrees to take such steps as the Guarantors may reasonably request to implement such subrogation.

(d)

To the maximum extent permitted by applicable law, the Guarantors understand and agree that the Guaranties shall be construed as continuing, complete, absolute, and unconditional guarantees of payment without regard to, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of, and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following: (i) any defense, setoff, or counterclaim (other than the defense of payment or performance and the setoff rights referred to in Section 6) which may at any time be available to or be asserted by the Maker against the Holder; (ii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution, or lack of power of the Maker or the other Guarantor, or any sale, lease, or transfer of any or all of the assets of the Maker or the other Guarantor, or any change in the shareholders of the Maker or the other Guarantor; (iii) any change in the corporate existence, structure, or ownership of any other Obligor; (iv) the absence of any attempt to collect the Obligations or any part of them from any other Obligor; or (v) any other circumstance or act which constitutes, or might be construed to constitute, an equitable or legal discharge of the Maker for the Obligations, or of such Guarantor under its Guaranty, in bankruptcy or in any other instance (other than the defense of payment or performance or any such discharge that may arise out of or be based on Asbestos Resolution Legislation, as provided in Sections 7.1and 7.2 of the Settlement Agreement). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against either Guarantor, the Holder may, but shall be under no obligation to, join or

11

make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Maker or the other Guarantor, and any failure by the Holder to make any such demand, to pursue such other rights or remedies, or to collect any payments from the Maker or the other Guarantor, or any release of the Maker or the other Guarantor, shall not relieve such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied, or available as a matter of law, of the Maker against such Guarantor.

(e)	The Guaranties shall terminate upon the payment in full of the Obligations (as the same may be limited pursuant to the provisions of Section 1(b)) or at such later time as may be applicable pursuant to the provisions of Section 1(b)(ii)(B)(2)(c).

6.	Right of Setoff. The Obligations shall be subject to the setoff and reduction in payment obligations provisions set forth in Sections 7.1 and 7.2 of the Settlement Agreement. By its acceptance of this Note, the Holder agrees to be bound by the provisions of Section 7.1 and 7.2 of the Settlement Agreement.

7.	No Recourse Against Individuals. No director, officer, employee, or representative of any of the Obligors (in each case, in such person’s capacity as such), and no stockholder of MII (in its capacity as such), shall have any personal liability in respect of any obligations of the Obligors under this Note or the Guaranties, or for any claim based on, with respect to, or by reason of such obligations or their creation, by reason of his/her or its status as such. By accepting this Note, the Holder hereby waives and releases all such liability. Such waiver and release is part of the consideration for the issue of the Note and the Guaranties by the Obligors.

8.	Certain Representations. The Maker hereby represents that: (a) it is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Note; (b) its execution and delivery of this Note has been duly authorized by all necessary corporate action on its part; and (c) this Note constitutes a legal, valid, and binding obligation of the Maker, enforceable against the Maker in accordance with the terms hereof, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, and other laws of general applicability relating to or affecting creditors’ rights; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.

Assignment. Prior to satisfaction of the Payment Obligations Condition Precedent, the Holder may not transfer or assign this Note, its rights to payment hereunder, or any other rights hereunder without the prior written consent of the Maker, which consent the Maker may withhold in its sole discretion; provided, however, that the Maker’s consent shall not be required in connection with any such transfer or assignment to a national trust established pursuant to any

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Asbestos Resolution Legislation, provided such transfer or assignment is made in accordance with the requirements of such legislation and in accordance with the last sentence of this Section 9. If the Payment Obligations Condition Precedent is satisfied, at any time after the satisfaction thereof the Holder may transfer or assign this Note and its rights hereunder (subject to the provisions of Section 6), provided that such transfer is effected in a transaction that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) such transfer may only be in whole, and not in part. In no event shall the Maker or the Guarantors be required to register this Note, the related Guaranties, or the Collateral under the Securities Act. The Holder, by its acceptance of this Note, hereby represents, and it is specifically understood and agreed, that the Holder is not acquiring this Note or the related Guaranties with a view to any sale or distribution thereof within the meaning of the Securities Act. The Holder understands that this Note and the related Guaranties have not been registered under the Securities Act and may be transferred only in compliance with the provisions of the Securities Act. In connection with any transfer or assignment of this Note in accordance with the foregoing provisions after the satisfaction of the Payment Obligations Condition Precedent, the Maker shall issue to the Holder a replacement note (which shall provide replacement guaranties of the Guarantors) upon the written request of the Holder, accompanied by this Note together with appropriate instruments of transfer, which replacement note shall reflect such modifications as shall be necessary or appropriate to reflect that the Payment Obligations Condition Precedent has been met and that successor holders are thereafter permitted, and, upon the issuance of such replacement note, this Note shall be cancelled. Any transfer or assignment of this Note must be effected pursuant to written documentation pursuant to which the transferee or assignee agrees to be bound by all the provisions of this Note and the Pledge Agreement.

10.	Entire Agreement. This Note, the Settlement Agreement and the Pledge Agreement constitute the entire agreement and understanding among the Holder and the Obligors with respect to the subject matter of this Note and supersede all prior agreements and understandings, oral or written, among such parties with respect to the subject matter of this Note.

11.	Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:

(i)	if to the Holder, at such address as the Holder shall have specified to the Maker in writing; or

(ii)	if to any Obligor, addressed to it at 777 North Eldridge Parkway, Houston, Texas 77079, to the attention of Ms. Liane K. Hinrichs, or at such other address as any of the Obligors may hereafter

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specify to the Holder in writing; with a copy to McDermott International, Inc., 777 North Eldridge Parkway, Houston, Texas 77079, to the attention of Mr. John T. Nesser, III, or such other address as MII shall have specified to the Holder in writing.

12.	Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note. Except where the context otherwise requires, the defined terms used in this Note shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and both “will” and “shall” are used in the mandatory and imperative sense. The word “may” means is authorized or permitted to, while “may not” means is not authorized or permitted to. Unless the context otherwise requires: (i) any definition of or reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended, restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, or modifications set forth herein or therein); (ii) any reference herein to the subsidiaries of any entity shall be construed to include such entity’s direct and indirect subsidiaries; (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references herein to sections shall be construed to refer to sections of this Note.

13.	Severability. If any provision contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Note, and in either case the validity, legality, and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

14.	Governing Law. The construction, validity, and enforceability of this Note shall be governed by the substantive laws of the State of Louisiana, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

*        *        *

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MAKER: THE BABCOCK & WILCOX COMPANY

By:
Name:
Title:

GUARANTORS: BABCOCK & WILCOX INVESTMENT COMPANY

By:
Name:
Title:

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

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Exhibit B

PLEDGE AND SECURITY AGREEMENT

dated as of

February 22, 2006

by and among

BABCOCK & WILCOX INVESTMENT COMPANY

and

THE BABCOCK &WILCOX COMPANY

ASBESTOS PI TRUST

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

This PLEDGE AND SECURITY AGREEMENT dated as of February 22, 2006 (this “Agreement”) is by and between (a) Babcock & Wilcox Investment Company, a Delaware corporation (the “Company”), (b) The Babcock & Wilcox Company Asbestos PI Trust (together with the permitted successors and assigns thereof, the “Secured Party”), and (c) U.S. Bank National Association, a national banking association organized under the laws of the United States (“U.S. Bank”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to pledge and grant a security interest in the Collateral (as defined below) as security for the Guarantee Obligations (as defined below).

Accordingly, the parties hereto agree as follows:

Section 1. Definitions.

(a) As used in this Agreement, the terms defined in the preamble hereto shall have the meanings ascribed therein and the following terms have the meanings ascribed below:

“Acceleration Event” exists if all or any portion of the Guarantee Obligations have been accelerated pursuant to Section 5(a) of the Note and such acceleration shall not have been rescinded.

“B&W” means The Babcock & Wilcox Company, a Delaware corporation and a direct, wholly owned subsidiary of the Company.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Louisiana.

“Collateral” has the meaning assigned to such term in Section 3.

“Collateral Agent” means the collateral agent appointed pursuant to this Agreement, which shall initially be U.S. Bank.

“Confirmation Order” means the Order Confirming the Joint Plan of Reorganization as of September 28, 2005, as Amended Through January 17, 2006, Proposed by the Debtors, the Asbestos Claimants’ Committee, the Future Asbestos-Related Claimants’ Representative, and McDermott Incorporated and Issuing Injunctions entered on January 17, 2006 by the District Court.

“District Court” means the United States District Court for the Eastern District of Louisiana.

“Guarantee Obligations” means the guarantee obligations of the Guarantors set forth in Section 5 of the Note.

“Guarantors” means the Company and McDermott International, Inc., a Panamanian corporation of which the Company is an indirect, wholly owned subsidiary.

“Note” means that certain Promissory Note executed and delivered by B&W, dated as of February 22, 2006, in the original principal amount of $250,000,000, as amended or modified from time to time, together with any note executed and delivered in exchange or substitution therefor or transfer thereof.

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“Plan” means the Joint Plan of Reorganization as of September 28, 2005, as Amended Through January 17, 2006, and the exhibits and schedules to the foregoing, as confirmed by the District Court.

“Plan Documents” means the Plan, the exhibits to the Plan, the Plan Supplement, the disclosure statement to the Plan and all exhibits attached to the disclosure statement.

“Plan Supplement” means the Plan Supplement to the Plan, as amended through the date hereof.

“Pledged Stock” means the capital stock of B&W described on Annex 2, together with all certificates evidencing the same.

“Proceeds” has the meaning assigned to such term in the UCC.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Louisiana.

(b) In addition, for all purposes hereof, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note and, if not defined in the Note, in the UCC.

(c) Except where the context otherwise requires, the foregoing definitions shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and both “will” and “shall” are used in the mandatory and imperative sense. The word “may” means is authorized or permitted to, while “may not” means is not authorized or permitted to. Unless the context otherwise requires: (i) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, or modifications set forth herein or therein); (ii) any reference herein to any person shall be construed to include such person’s permitted successors and assigns; (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references herein to sections and annexes shall be construed to refer to sections of, and annexes to, this Agreement.

Section 2. Appointment of Collateral Agent.

2.01 Appointment. The Secured Party hereby appoints U.S. Bank as the Collateral Agent under this Agreement, to take such actions to be taken by the Collateral Agent under this Agreement and to exercise such powers of the Collateral Agent contemplated by this Agreement, in each case subject to the terms and conditions hereof. The Company hereby consents to the appointment made pursuant to the foregoing provisions of this Section 2.01.

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2.02 Fees and Expenses of Collateral Agent. The Company agrees to pay the Collateral Agent upon demand the amount of the Collateral Agent’s annual fee (as set forth on Annex 3 attached hereto) and any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel and agents, which the Collateral Agent may invoice to the Company in connection with (a) the custody or preservation of, or the sale of, collection from or other realization upon, the Collateral, (b) the exercise or enforcement (whether through negotiations, legal proceedings, or otherwise) of any of the rights of the Collateral Agent or the Secured Party hereunder, or (c) the failure by the Company to perform or observe any of the provisions hereof. The agreements in this Section 2.02 shall survive the termination of this Agreement. No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

2.03 Tax Matters. Each of the Company and the Secured Party shall provide the Collateral Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Agreement.

Section 3. Grant of Security Interest in the Collateral. As collateral security for the prompt payment of the Guarantee Obligations when due in accordance with their terms, the Company hereby grants to the Collateral Agent, for the benefit of the Secured Party, a security interest in all of the Company’s right, title, and interest in and to the Pledged Stock, whether now existing or hereafter coming into existence (such property described in this Section 3 being collectively referred to herein as the “Collateral”). In connection with the grant of such security interest, the Company agrees to take such action as the Collateral Agent may reasonably request in order to permit the Collateral Agent to establish and maintain such security interest as a perfected, first priority security interest until such time as this Agreement terminates pursuant to the provisions of Section 7.10.

Section 4. Representations and Warranties.

4.01 Representations and Warranties of the Company. The Company represents and warrants to the Secured Party and the Collateral Agent as follows:

(a) Collateral. The Company is the sole beneficial owner of the Collateral, and no lien exists upon the Collateral other than the liens created hereby.

(b) Creation, Perfection, and Priority. The security interest created hereby constitutes a valid and perfected first priority security interest in the Collateral.

(c) Company Information; Locations. Annex 1 sets forth, as of date hereof, the exact name, the location, including county or parish, of the chief executive office, the jurisdiction of organization, and the federal income tax identification number of the Company.

(d) Changes in Circumstances. The Company has not, within the period of 180 days prior to the date hereof, changed its name or the jurisdiction or form of its organization.

(e) Pledged Stock. The Pledged Stock identified in Annex 2 has been duly authorized and validly issued and is fully paid and nonassessable. The Pledged Stock is

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certificated, as indicated in Annex 2. The Pledged Stock identified on Annex 2 constitutes all of the issued and outstanding equity interests in B&W as of the date hereof, and Annex 2 correctly identifies the class of the shares constituting the Pledged Stock.

(f) Organization. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement.

(g) Approvals; Noncontravention. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company and will not result in a contravention by the Company of any provision of applicable law or of the Company’s organizational documents or any material contractual restriction binding on the Company or its assets.

(h) Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, and other laws of general applicability relating to or affecting creditors’ rights; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(i) Compliance with Plan. This Agreement and the Note comply in all material respects with the terms of the Plan Documents and the Confirmation Order applicable to the provisions of this Agreement and the Note.

4.02 Representations and Warranties of the Secured Party. The Secured Party represents and warrants to the Company and the Collateral Agent as follows:

(a) Organization. The Secured Party is a trust duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement.

(b) Approvals; Noncontravention. The execution and delivery of this Agreement by the Secured Party have been duly authorized by all necessary action on the part of the Secured Party and will not result in a contravention by the Secured Party of any provision of applicable law or of the Secured Party’s organizational documents or any material contractual restriction binding on the Secured Party or its assets.

(c) Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by authorized officers or agents of the Secured Party and is a legal, valid, and binding agreement of the Secured Party, enforceable against the Secured Party in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, and other laws of general applicability relating to or affecting the creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Compliance with Plan. This Agreement and the Note comply in all material respects with the terms of the Plan Documents and the Confirmation Order applicable to the provisions of this Agreement and the Note.

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Section 5. Further Assurances; Remedies. In furtherance of the pledge and grant of security interest pursuant to Section 3 and for so long as the Guarantee Obligations continue to exist and remain unsatisfied and this Agreement remains in effect, the Company agrees with the Collateral Agent and the Secured Party as follows:

5.01 Delivery and Perfection. The Company shall:

(a) deliver to the Collateral Agent all certificated Pledged Stock, accompanied by properly executed stock powers in blank; and

(b) after the occurrence and during the continuance of an Acceleration Event and at the reasonable request of the Collateral Agent (in accordance with the provisions of Section 5.06), execute and deliver all such documents as may be necessary to cause any or all of the Pledged Stock to be transferred of record into the name of the Collateral Agent or to enable the Collateral Agent to exercise and enforce its rights hereunder in accordance with the UCC (or any successor statute) (and the Collateral Agent agrees that, if any Pledged Stock is transferred into its name, the Collateral Agent will thereafter promptly give to the Company copies of any notices and communications received by the Collateral Agent with respect to the Pledged Stock); provided, however, that no subsequent transfer of the Pledged Stock may be made by the Collateral Agent unless and until it has foreclosed on the Collateral in accordance with the provisions of Section 5.06; provided, further, that nothing in this Agreement shall require the Company to take any action (or to assist any other person or entity to take any action) to register with any governmental authority any public offering of the Pledged Stock or any interest therein.

5.02 Financing Statements. The Company hereby authorizes the Collateral Agent to file one or more financing statements in respect of the Company as debtor in such filing offices in such jurisdictions with which such a filing is (a) required to perfect the security interest granted hereunder by the Company or (b) desirable (in the reasonable judgment of the Collateral Agent) to give notice of the security interest granted hereunder by the Company.

5.03 Other Financing Statements and Control. Without the prior written consent of the Collateral Agent and the Secured Party, the Company shall not (a) authorize the filing in any jurisdiction of any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party or (b) cause or authorize any person other than the Company or the Collateral Agent to acquire “control” (as defined in Section 8-106 of the UCC or as otherwise construed for purposes of Article 8 or 9 of the UCC) over any Collateral that is Investment Property.

5.04 Locations; Names. Without at least 30 days’ prior notice to the Collateral Agent, the Company shall not change its name or the jurisdiction or form of its organization from the same shown on Annex 1.

5.05 Special Provisions Relating to Pledged Stock.

(a) So long as no Acceleration Event shall have occurred and be continuing, the Company shall have the right to exercise all voting, consensual, and other powers of ownership pertaining to the Pledged Stock, and the Collateral Agent shall execute and deliver to the Company, or cause to be executed and delivered to the Company, all such proxies, powers of attorney, dividend, and other orders, and all such instruments, without recourse, as the Company may reasonably request for the purpose of enabling the Company to exercise the rights and

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powers that it is entitled to exercise pursuant to this Section 5.05(a); provided that any such request by the Company shall be in the form of written instructions addressed to the Collateral Agent (with a copy thereof provided to the Secured Party).

(b) Unless and until an Acceleration Event has occurred and is continuing, the Company shall be entitled to receive and retain any and all dividends and distributions paid on the Pledged Stock (provided that such dividends and distributions have not been paid in violation of the provisions of Section 2(m) of the Note).

(c) If any Acceleration Event shall have occurred, then so long as such Acceleration Event shall continue, all dividends and other distributions on the Pledged Stock shall be paid or distributed directly to the Collateral Agent, and, if the Collateral Agent shall so request in writing, the Company agrees to execute and deliver to the Collateral Agent appropriate additional dividend, distribution, and other orders and documents to that end.

(d) If either the Company or the Secured Party delivers a notice or instruction to the Collateral Agent regarding the Pledged Stock, such party shall concurrently deliver a copy of such notice or instruction to the other party.

5.06 Acceleration Event, Etc. Notwithstanding any other provision contained in this Agreement or the Note, if an Acceleration Event shall have occurred and be continuing as a result of an Event of Default described in Section 3(a)(ii) of the Note, the Collateral Agent may exercise its rights hereunder arising as a result of such Acceleration Event only following the receipt of written notice of such Acceleration Event executed by the Company and the Secured Party or written notice from the Secured Party that a final, non-appealable judgment determining that such an Event of Default has occurred and is continuing (accompanied by an appropriately certified copy of such judgment). The period beginning with the receipt of any such notice and continuing for so long as the Acceleration Event referred to in such notice is continuing is hereinafter referred to as an “Acceleration Event Period.” After receipt of such notice, the Collateral Agent shall take only such action with respect to an Acceleration Event as shall be directed by written instructions from the Secured Party or by such judgment and shall not be required to take any such action absent such written instructions or such judgment. The Secured Party shall provide the Collateral Agent with written notice in the event that any Acceleration Event is rescinded. Subject to the prior provisions of this Section 5.06, in the period during which an Acceleration Event shall have occurred and be continuing:

(a) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (subject to the provisions of clause (b) of this Section 5.06), including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual, and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Company agrees to take all such action as the Collateral Agent may reasonably request to give effect to such right); and

(b) the Collateral Agent may, upon 30 days’ prior written notice to the Company of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody, or control of the Collateral Agent, sell, assign, or otherwise dispose of all or any part of the Collateral at such place or places as specifically instructed by the Secured Party or by a judgment and for cash or for credit or for future delivery (without thereby assuming any credit risk), at

6

public sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or anyone else may be the purchaser, assignee, or recipient of any or all of the Collateral so disposed of at any such public sale and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise) of the Company, any such demand, notice, and right or equity being hereby expressly waived and released; the Collateral Agent may, without notice, or publication, adjourn any public sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Company recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree to acquire the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Company (i) acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions and (ii) agrees that such circumstances shall not, without taking into account the other circumstances of such private sale, prevent such private sale from being deemed to have been made in a commercially reasonable manner, and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any of the Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

5.07 Application of Proceeds. Upon the occurrence and during the continuance of an Acceleration Event, the proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held shall be applied by the Collateral Agent in the following order of priorities:

(a) to payment of the expenses of such sale or other realization, including any taxes arising from such sale or other realization, and all expenses, liabilities, and advances incurred or made by the Collateral Agent in connection therewith;

(b) to the payment of unpaid Guarantee Obligations, until all Guarantee Obligations shall have been fully satisfied or terminated pursuant to the terms of the Note; and

(c) to payment to the Company or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

5.08 Deficiency. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Guarantee Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

5.09 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Acceleration Event has occurred and is continuing, upon the occurrence and during the continuance of any Acceleration Event, the Collateral Agent is hereby appointed the attorney-in-fact of the Company for the purpose of carrying out the

7

provisions of this Section 5 and taking any action and executing any instruments that the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable (subject to the termination provision set forth) and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse, and collect all checks made payable to the order of the Company representing any dividend, payment, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. The appointment (and all the associated rights) provided by this Section 5.09 shall terminate immediately upon receipt by the Collateral Agent of written notice executed by the Company and the Secured Party of the satisfaction or termination of the Guaranteed Obligations (which notice each of the Company and the Secured Party hereby undertakes to provide immediately upon the satisfaction or termination of the Guaranteed Obligations) or receipt of a judgment to the effect that such satisfaction or termination has occurred.

5.10 No Marshalling. Upon the occurrence and continuance of an Acceleration Event, the Collateral Agent shall not be required to marshal the order of its enforcement of its security interest in any part of the Collateral for the benefit of any person.

Section 6. General Provisions Concerning the Collateral Agent.

6.01 No Implied Duties or Responsibilities.

(a) In connection with its appointment and acting hereunder, the Collateral Agent shall not be a trustee or be subject to any fiduciary or other implied duties or responsibilities, regardless of whether an Acceleration Event has occurred and is continuing, and none of the Collateral Agent, its agents, or any of their respective affiliates will be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement, except that the foregoing provisions of this sentence will not excuse any such person from liability arising out of or resulting from its own gross negligence or willful misconduct or a material breach of this Agreement. Without limiting the generality of the foregoing, the Collateral Agent: (a) shall treat the payee of the Note as the holder thereof until the Collateral Agent receives written notice of the assignment or transfer thereof signed by such payee and B&W and in form satisfactory to the Collateral Agent; (b) may consult with legal counsel of its selection, independent public accountants, and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no representation or warranty to the Secured Party or the Company; (d) will not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of the Note or this Agreement or to inspect the books and records or any other property of B&W, the Company or any of their respective affiliates; and (e) will not be responsible to the Secured Party for the existence, genuineness, or value of the Collateral or for the validity, perfection, priority, or enforceability of any security interest in the Collateral. The Collateral Agent will not be deemed to have knowledge or notice of any Acceleration Event unless and until it has received written notice from the Secured Party referring to this Agreement, describing the Acceleration Event and stating that such notice is a “notice of acceleration event.”

(b) The Collateral Agent shall have no duty to make any evaluation or to advise anyone of the suitability or propriety of action or proposed action of the Company or the Secured Party in any particular transaction involving the Collateral. The Collateral Agent shall

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have no duty or authority to review, question, approve or make inquiries as to any instructions of the Company or, during any Acceleration Event Period, the Secured Party. The Collateral Agent shall not be liable for any loss or diminution of the Collateral by reason of its actions taken in reliance upon an instruction from the Company or, during any Acceleration Event Period, the Secured Party. The Collateral Agent shall have no duty or responsibility to monitor or otherwise investigate the actions or omissions of the Company or the Secured Party. The Collateral Agent shall only be responsible for the performance of such duties as are expressly set forth herein or in instructions of the Company or, during any Acceleration Event Period, the Secured Party which are not contrary to the provisions of this Agreement. In no event shall the Collateral Agent be liable for special, punitive, exemplary, incidental, indirect or consequential damages.

6.02 Refusal to Act. The Collateral Agent may refuse to take action on any notice, consent, direction, or instruction from the Company or the Secured Party that, in the Collateral Agent’s opinion, (a) is contrary to law or the provisions of the Note or this Agreement or (b) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its satisfaction, for such liability by the party requesting the Collateral Agent to take such action).

6.03 Indemnification. The Company hereby agrees to indemnify the Collateral Agent and, in their respective capacities as such, its officers, directors, controlling persons, employees, agents and representatives (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, causes of action, judgments, suits, costs, expenses, or disbursements (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnified Party (or which may be claimed against any Indemnified Party by any person) by reason of, in connection with or in any way relating to or arising out of, any action taken or omitted by the Collateral Agent in compliance with the provisions of this Agreement or in reliance on written instructions from the Company or, during any Acceleration Event Period, the Secured Party; provided, however, that the Company shall not be liable to any Indemnified Party for any portion of such claims, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements resulting from Indemnified Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Company further shall, upon demand by any Indemnified Party, pay to such Indemnified Party all documented costs and expenses incurred by such Indemnified Party in enforcing any rights under this Agreement, including reasonable fees and expenses of counsel. If the Company shall fail to make any payment or reimbursement to any Indemnified Party for any amount as to which the Company is obligated to indemnify such Indemnified Party under this Section 6.03, following exhaustion of all remedies against the Company and promptly after demand therefor, the Secured Party agrees to pay to such Indemnified Party the amount that has not been paid by the Company. The agreements in this Section 6.03 shall survive the termination of this Agreement.

6.04 Resignation or Removal of the Collateral Agent. The Collateral Agent may resign at any time by giving at least 60 days’ prior written notice thereof to the Secured Party and the Company and may be removed at any time by the Secured Party and the Company acting together, with any such resignation or removal to become effective upon the appointment of a successor Collateral Agent or as otherwise provided by this Section 6.04. Upon any such resignation or removal, (a) the Secured Party will have the right to appoint a successor Collateral Agent, and (b) unless an Acceleration Event shall have occurred and be continuing, the Company

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shall have the right to approve such appointed successor Collateral Agent, such approval not to be unreasonably withheld or delayed. If no successor Collateral Agent will have been so appointed by the Secured Party and will have accepted its appointment within 45 days after the resignation or removal of the retiring Collateral Agent, the retiring Collateral Agent, the Company or the Secured Party may, at the expense of the Company, petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Upon the acceptance of its appointment as Collateral Agent, the successor Collateral Agent will thereupon succeed to and be vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent will be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation or removal, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.

6.05 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon the authenticity of any certificate, notice or other document (including any cable, telegram, telecopy, electronic mail message or telex) and believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent. As to any matters related to this Agreement or the transactions contemplated hereby, the Collateral Agent shall not be required to take any action or exercise any discretion, but the Collateral Agent shall be required to act or to refrain from acting upon written instructions of the Secured Party delivered during any Acceleration Event Period and shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with the written instructions of the Secured Party delivered during any Acceleration Event Period, and such written instructions of the Secured Party and any action taken or failure to act pursuant thereto shall be binding on the Secured Party.

6.06 Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Agreement or the Collateral, or should a substitute Collateral Agent fail to be designated as provided in Section 6.04 hereof, or if the Collateral Agent should be in doubt as to what action to take, the Collateral Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Collateral until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in Bankruptcy Court or the District Court to determine the rights of the parties hereto.

6.07 No Tax Responsibility. Notwithstanding any other terms or conditions contained herein, the Collateral Agent shall not be responsible for, and the Company and Secured Party do hereby waive all duties or functions of the Collateral Agent (imposed by law or otherwise) relating to, the withholding and government deposit of any and all taxes, or amounts with respect thereto, that may be incurred or payable in connection with the Collateral and the transactions contemplated hereunder, income or gain realized on the Collateral held therein or transactions undertaken with respect thereto. Except as required by law in such manner that cannot be delegated to or assumed by the Company, the Collateral Agent shall have no responsibility to undertake any federal, state or local tax reporting in connection with the Collateral or transactions contemplated by this Agreement.

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Section 7. Miscellaneous.

7.01 Entire Agreement. This Agreement, the Note, and the Settlement Agreement constitute the entire agreement and understanding among the Company, the Secured Party, and the Collateral Agent with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, among such parties with respect to the subject matter hereof.

7.02 Notices. All notices, responses, consents, waivers, requests, statements, and other communications provided for herein shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:

(a) if to the Secured Party, at such address as the Secured Party shall have specified to the Company in writing, with copies (which shall not constitute notice) to:

B. Thomas Florence

Executive Director

The Babcock & Wilcox Company Asbestos PI Trust

c/o ARPC

1220 19th Street, N.W., Suite 700

Washington, D.C. 20036

Facsimile: (202) 797-3619

Campbell & Levine, LLC

1700 Grant Building

Pittsburgh, PA 15219-2399

Attention: Douglas A. Campbell, Esq.

Facsimile: (412) 261-5066

Eric D. Green, Esq.

Resolutions, LLC

222 Berkeley Street, Suite 1060

Boston, Massachusetts 02116

Facsimile: (617) 556-9900

Young Conaway Stargatt & Taylor, LLP

The Brandywine Building

1000 West Street, 17th Floor

P.O. Box 391

Wilmington, Delaware 19801

Attention: James L. Patton, Jr., Esq.

Facsimile: (302) 571-1253

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(b)	if to the Company:

Babcock & Wilcox Investment Company

777 N. Eldridge Parkway

Houston, Texas 77079

Attention: Liane K. Hinrichs

Facsimile: (281) 870-5015

with a copy to:

McDermott International, Inc.

777 North Eldridge Parkway

Houston, Texas 77079

Attention: John T. Nesser, III

Facsimile: (281) 870-5015

or;

(c)	if to the Collateral Agent:

U.S. Bank National Association

5847 San Felipe Street

Suite 1050

Houston, Texas 77057

Attention: Corporate Trust Services

Facsimile: 713-278-4329

7.03 No Waiver. No failure on the part of any party hereto to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power, or remedy of such party hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any party hereto of any right, power, or remedy of such party hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

7.04 Amendments, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or (except as provided in Section 7.10) terminated except in writing signed by the Company, the Secured Party, and the Collateral Agent. The Collateral Agent shall be provided executed or true and correct copies of each amendment, notice, waiver, consent, or certificate made or delivered with respect to this Agreement sufficiently far in advance of the Collateral Agent being required to take action under this Agreement or in respect of any such notice, waiver, consent, or other certificate delivered in connection therewith so as to allow the Collateral Agent sufficient time to take any such action.

7.05 Successors and Assigns; No Third-Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their successors and permitted assigns pursuant to the applicable provisions of the Note and this Agreement. In the event of an assignment of the Note by the Secured Party, the Secured Party’s rights and obligations hereunder shall be transferred with the Note. Subject to the foregoing provisions of this Section 7.05, this Agreement shall be binding on each of the parties hereto and their respective successors and assigns. Except as provided in Section 6.03, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person other than the parties hereto and their respective permitted

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successors and assigns any right, remedy, or claim under or by reason of this Agreement or any provision hereof, and the provision contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns.

7.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.07 Governing Law. The construction, validity, and enforceability of this Agreement shall be governed by the substantive laws of the State of Louisiana, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

7.08 Captions. The captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

7.09 Severability. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality, and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

7.10 Termination. This Agreement shall terminate concurrently with the termination of the Guarantee Obligations pursuant to Section 5(e) of the Note. Upon such termination: (a) the Collateral Agent shall promptly return to the Company all the certificated Pledged Stock and the stock powers previously delivered to the Secured Party pursuant to Section 5.01(a); and (b) the Secured Party and the Collateral Agent shall execute and deliver to the Company such other documentation as the Company may reasonably request to evidence the termination of this Agreement. The provisions of Section 7.01 through Section 7.09 and this Section 7.10 shall survive any termination of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BABCOCK & WILCOX INVESTMENT COMPANY

By:
Name:
Title:

THE BABCOCK &WILCOX COMPANY ASBESTOS PI TRUST

By:
Victor Bussie
Trustee

By:
James J. McMonagle, Esq.
Trustee

By:
Phillip A. Pahigian, Esq.
Trustee

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

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Annex 1

Company Information; Locations

Name	Location of Chief Executive Office	Jurisdiction of Organization	Organizational Number	IRS Taxpayer I.D. No.
Babcock & Wilcox Investment Company	777 N. Eldridge Parkway Houston, Texas 77079	Delaware	0002235817	72-1172705

Annex 2

Description of Pledged Stock

Owner	Issuer	Class of Stock	No. of Shares	Certificate Nos.	Percent Owned	Percent Pledged
Babcock & Wilcox Investment Company (a Delaware corporation)	The Babcock & Wilcox Company (a Delaware corporation)	Common Stock	100,100	1 & 2	100%	100%

Annex 3

U.S. Bank National Association

Collateral Agent Fees

Babcock & Wilcox Investment Company

Schedule of Fees
Acceptance Fee:	Waived
Administration Fee	4,000
Counsel Fee	at cost

The above-mentioned Fees are basic charges and do not include out-of-pocket expenses, which will be billed in addition to the regular charges as required. Out-of-pocket expenses shall include, but are not limited to: telephone tolls, stationery, travel and postage expenses.

Charges for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be determined by appraisal in amounts commensurate with the service to be provided.

To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify and record information that identifies each client who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Our proposal is subject in all aspects to our review and acceptance of the final documents, which set forth our duties and responsibilities.

Please sign and date this letter and return a copy to Ronda Parman at fax 713.278.4329 as acknowledgement of the fees and terms contained herein.

Signed name                                                                  Printed name

Date                                          Title                                                  Company